Exhibit 10.75

                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                            HEADWATERS INCORPORATED,


                         HEADWATERS OLYSUB CORPORATION,


                         INDUSTRIAL SERVICES GROUP, INC.


                                       AND


                               ISG RESOURCES, INC.


                            DATED AS OF JULY 15, 2002


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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I. DEFINITIONS........................................................2

     SECTION 1.1     Definitions..............................................2

ARTICLE II. THE MERGER.......................................................11

     SECTION 2.1     The Merger..............................................11
     SECTION 2.2     Closing.................................................11
     SECTION 2.3     Effective Time..........................................11
     SECTION 2.4     Effects of the Merger...................................12
     SECTION 2.5     Certificate of Incorporation and Bylaws; Officers
                      and Directors.....................12

ARTICLE III. EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
             CORPORATIONS; EXCHANGE OF CERTIFICATES..........................12

     SECTION 3.1     Effect on Capital Stock.................................12
     SECTION 3.2     Phantom Stock Right and CVC Warrants....................13
     SECTION 3.3     Post-Closing Adjustment.................................14
     SECTION 3.4     Exchange of Certificates for the Stock Merger
                      Consideration..........................................15
     SECTION 3.5     Dissenters' Rights......................................17

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PUBLIC SUB.....18

     SECTION 4.1     Organization............................................18
     SECTION 4.2     Subsidiaries............................................18
     SECTION 4.3     Capital Structure.......................................19
     SECTION 4.4     Authority...............................................19
     SECTION 4.5     Consent and Approvals; No Violations....................20
     SECTION 4.6     SEC Documents; Financial Statements.....................20
     SECTION 4.7     Accounts Receivable.....................................22
     SECTION 4.8     Absence of Changes......................................22
     SECTION 4.9     Properties..............................................24
     SECTION 4.10    Environmental Matters...................................25
     SECTION 4.11    Compliance with Laws; Permits...........................26
     SECTION 4.12    Tax Matters.............................................26
     SECTION 4.13    Employee Benefit Plans; ERISA...........................29
     SECTION 4.14    Labor Matters/Workers' Compensation.....................30
     SECTION 4.15    Legal Proceedings.......................................31
     SECTION 4.16    Intellectual Property...................................31
     SECTION 4.17    Contracts...............................................33
     SECTION 4.18    No Default..............................................33
     SECTION 4.19    Insurance...............................................34
     SECTION 4.20    Books and Records.......................................35
     SECTION 4.21    Board Approval..........................................35
     SECTION 4.22    Stockholder Approval....................................35
     SECTION 4.23    Affiliate Transactions..................................35

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     SECTION 4.24    Brokers.................................................35
     SECTION 4.25    Laidlaw Promissory Notes................................35
     SECTION 4.26    Full Disclosure.........................................35
     SECTION 4.27    Customers; Clients......................................36
     SECTION 4.28    Acknowledgment by Company and Public Sub................36

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT..........................36

     SECTION 5.1     Organization............................................36
     SECTION 5.2     Sub Capital Structure...................................36
     SECTION 5.3     Authority...............................................37
     SECTION 5.4     Consents and Approvals; No Violations...................37
     SECTION 5.5     Parent Stock to be Issued in the Merger.................38
     SECTION 5.6     SEC Documents; Financial Statements.....................38
     SECTION 5.7     Commitment Financing....................................39
     SECTION 5.8     Capital Structure.......................................39
     SECTION 5.9     Absence of Changes......................................39
     SECTION 5.10    Compliance with Laws; Permits...........................39
     SECTION 5.11    Legal Proceedings.......................................40
     SECTION 5.12    Customers; Clients......................................40
     SECTION 5.13    Acknowledgment by Parent................................40
     SECTION 5.14    Contracts...............................................41
     SECTION 5.15    No Default..............................................41
     SECTION 5.16    Board Approval..........................................42
     SECTION 5.17    Brokers.................................................42
     SECTION 5.18    Full Disclosure.........................................42

ARTICLE VI. COVENANTS........................................................42

     SECTION 6.1     Interim Operations......................................42
     SECTION 6.2     No Solicitation.........................................46
     SECTION 6.3     Third Party Standstill Agreements.......................47
     SECTION 6.4     Other Actions; Notification.............................47
     SECTION 6.5     Nasdaq Listing..........................................49
     SECTION 6.6     Indemnification of Company Directors and Officers.......49
     SECTION 6.7     Access..................................................50
     SECTION 6.8     Publicity...............................................51
     SECTION 6.9     Employee Benefits; Treatment of Plans...................51
     SECTION 6.10    Fees and Expenses.......................................52
     SECTION 6.11    Form 10-Qs..............................................52
     SECTION 6.12    State Takeover Laws.....................................53
     SECTION 6.13    Accountant's Letter.....................................53
     SECTION 6.14    Tax-Free Reorganization.................................53
     SECTION 6.15    Commitment Financing....................................54
     SECTION 6.16    Company Financial Data Schedule.........................54
     SECTION 6.17    Transaction Expenses....................................55
     SECTION 6.18    Debt; Warrants..........................................55
     SECTION 6.19    Debt Tender Offer and Consent Solicitation..............55
     SECTION 6.20    Closing Preferred Liquidation Value.....................55

Merger Agmt                          - ii -


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     SECTION 6.21    Registration Rights Agreement...........................55
     SECTION 6.22    FIRPTA..................................................56

ARTICLE VII. CONDITIONS PRECEDENT............................................56

     SECTION 7.1     Conditions to Each Party's Obligation to Effect
                      the Merger.............................................56
     SECTION 7.2     Conditions to Obligations of Parent and the Sub.........56
     SECTION 7.3     Conditions to Obligation of the Company.................58

ARTICLE VIII. INDEMNIFICATION, ESCROW AND HOLDERS' REPRESENTATIVE............60

     SECTION 8.1     Survival................................................60
     SECTION 8.2     Indemnification by the Company Stockholders.............60
     SECTION 8.3     Indemnification by Parent...............................61
     SECTION 8.4     Calculation of Indemnifiable Damages....................62
     SECTION 8.5     Sole Remedy.............................................62
     SECTION 8.6     Indemnification Procedures..............................62
     SECTION 8.7     Holders' Representatives................................63

ARTICLE IX. TERMINATION AND AMENDMENT........................................65

     SECTION 9.1     Termination.............................................65
     SECTION 9.2     Effect of Termination...................................66
     SECTION 9.3     Amendment...............................................66
     SECTION 9.4     Extension; Waiver.......................................66

ARTICLE X. GENERAL PROVISIONS................................................67

     SECTION 10.1    Survival of Covenants and Agreements....................67
     SECTION 10.2    Notices.................................................67
     SECTION 10.3    Interpretation..........................................68
     SECTION 10.4    Counterparts............................................68
     SECTION 10.5    Entire Agreement; No Third-Party Beneficiaries..........68
     SECTION 10.6    Governing Law...........................................69
     SECTION 10.7    Assignment..............................................69
     SECTION 10.8    Severability............................................69
     SECTION 10.9    Enforcement of This Agreement...........................69
     SECTION 10.10   Obligations of Subsidiaries.............................69
     SECTION 10.11   Waiver of Right to Jury Trial...........................69

Merger Agmt                          - iii -


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     ANNEXES AND EXHIBITS

     Annex A         Company Knowledge Persons
     Annex B         Parent Knowledge Persons
     Annex C         Calculation of Net Asset Value
     Annex D         Calculation of Net Working Capital

     Exhibit A       Form of Noncompetition Agreement
     Exhibit B       Form of Escrow Agreement
     Exhibit C       Form of Registration Rights Agreement
     Exhibit D       Form of Opinion of Company's Legal Counsel
     Exhibit E       Form of Opinion of Parent's Legal Counsel

Merger Agmt                          - iv -

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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of July 15, 2002 (this "Agreement"), among Headwaters Incorporated, a Delaware corporation ("Parent"), Headwaters Olysub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Sub"), Industrial Services Group, Inc., a Delaware corporation (the "Company") (the Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations"), and ISG Resources, Inc., a Utah corporation and a wholly-owned subsidiary of the Company (the "Public Sub"),

                              W I T N E S S E T H:

         WHEREAS, the respective boards of directors of each of Parent, the Sub, the Company and the Public Sub have approved this Agreement, pursuant to which the Company will merge with and into the Sub (the "Merger");

         WHEREAS, concurrently with the execution and delivery of this Agreement, each holder of an equity or economic interest in the Company or its Subsidiaries has entered into an Equityholder Agreement (the "Equityholder Agreement"), pursuant to which, among other things, such holder has waived any and all redemption rights such holder may have under the Company's certificate of incorporation, consented to and approved the Merger, this Agreement and the Transactions, and made certain investment representations;

         WHEREAS, in connection with and in consideration for the exchange of the Merger Consideration pursuant to the Merger, concurrently with the execution and delivery of this Agreement, Parent and each of R Steve Creamer, Jean I. Everest and Raul A. Deju have entered into an agreement not to compete in the form of Exhibit A attached hereto (each a "Noncompetition Agreement");

         WHEREAS, concurrently with or prior to the execution and delivery of this Agreement, holders of a majority in aggregate principal amount of the Notes have entered into a Noteholder Agreement (the "Noteholder Agreement"), pursuant to which a wholly-owned subsidiary of the Company has agreed to commence a tender offer and consent solicitation for all of the outstanding Notes;

         WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"); and

         WHEREAS, the Company, the Public Sub, Parent and the Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement:

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Merger Agmt                           - 1 -

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                                   ARTICLE I.
                                   DEFINITIONS

         SECTION 1.1 Definitions.

         (a) Certain Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified:

         "Actions or Proceedings" means any suits, claims, actions, proceedings or investigations.

         "Adjustment Items" mean the Other Indebtedness and Transaction
Expenses.

         "Affiliate" or "affiliate" has the meaning ascribed to such term under Rule 12b-2 of the Exchange Act.

         "Aggregate Cash Consideration Value" means an amount equal to (i) $31 million minus (ii) the sum of (A) the amount, if any, by which the Other Indebtedness as of the Closing Date exceeds $800,000 and (B) the amount, if any, by which the Transaction Expenses exceed $1.5 Million, as such amounts and differences become final and binding on the Adjustment Determination Date.

         "Aggregate Common Cash Merger Consideration" means the Common Per Share Cash Consideration times the number of Common Shares issued and outstanding immediately prior to the Effective Time.

         "Aggregate Common Equity Merger Consideration" means the Common Per Share Equity Consideration times the number of Common Shares issued and outstanding immediately prior to the Effective Time.

         "Aggregate Preferred Merger Consideration" means the Preferred Per Share Consideration times the number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

         "Aggregate Residual Cash Consideration" means (i) the Aggregate Cash Consideration Value minus (ii) the sum of (a) the Aggregate Preferred Merger Consideration and (b) the Phantom Stock Right Cash Consideration.

         "CMP" means Citicorp Mezzanine Partners, L.P.

         "Comfort Letter" means a letter of the Company's outside independent auditors satisfactory to Parent in its good faith reasonable judgment and in form and substance customary for "comfort letters" delivered by independent public accountants in connection with registration statements filed with the SEC.

         "Common Per Share Cash Consideration" means the quotient of (i) the Aggregate Residual Cash Consideration divided by (ii) the Fully-Diluted Number.

Merger Agmt                           - 2 -

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         "Common Per Share Equity Consideration" means the quotient of (i)
2,000,000 shares of Parent Stock divided by (ii) the Fully-Diluted Number.

         "Credit Facility" means the Amended and Restated Credit Agreement dated as of May 26, 2000, among Public Sub, the Company, the several lenders from time to time parties thereto, Bank of America, N.A., Canadian Imperial Bank of Commerce and Banc of America Securities LLC, and amended thereafter on August 8, 2000, November 13, 2000, March 30, 2001, January 30, 2002 and May 8, 2002,
copies of which have been provided or made available to Parent.

         "CVC" means Citicorp Venture Capital, Ltd.

         "CVC Warrant" means each of the Series A Stock Purchase Warrants, dated as of October 14, 1997, collectively issued by the Company to CVC, CCT Partners IV, L.P., Natasha Partnership, Richard M. Cashin, Jr., David F. Thomas and Joseph M. Silvestri.

         "CVC Warrant Cash Consideration" means an amount of cash equal to (i) the product of (A) the Common Per Share Cash Consideration and (B) the number of shares for which the CVC Warrants are so exercisable, minus (ii) the aggregate exercise price for all CVC Warrants.

         "CVC Warrant Equity Consideration" means the number of shares of Parent Stock equal to (i) the product of (A) the Common Per Share Equity Consideration and (B) the number of shares for which the CVC Warrants are so exercisable.

         "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Company or any of its Subsidiaries, would be treated as a single employer under section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of section 414(b) or (c) of the Code.

         "Estimated Aggregate Cash Consideration Value" means the estimated Aggregate Cash Consideration Value based on the Company Financial Data Schedule.

         "Exchange Act" means the Securities Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

         "Facilities" means any real property, leaseholds or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

         "Financing Activities" means, collectively, the Commitment Financing, the Debt Tender Offer and Consent Solicitation, and any good faith equity financing efforts of Parent pursuant to a private placement of equity securities or a public offering of its common stock registered under the Securities Act, a portion of the proceeds from which is intended to be used in connection with the financing of the Transactions.

         "Fully-Diluted Number" means, as of immediately prior to the Effective Time, the aggregate number of Common Shares (i) outstanding or (ii) underlying all vested and unvested Company Options, warrants, convertible securities and

Merger Agmt                           - 3 -

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any other rights to purchase or acquire Common Shares (including the CVC
Warrants but excluding any Company Stock Options cancelled and terminated pursuant to Section 3.1(d) and the Mezzanine Stock Purchase Warrant).

         "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Governmental Authority" means any domestic (federal and state) or foreign court, administrative agency or commission or other governmental or regulatory body, authority, department, board, tribunal or instrumentality.

         "Hazardous Material" means any substance, chemical, waste, sewage or other material that has been or is regulated, controlled or prohibited by any federal, state, or local statute, ordinance, or regulation, requiring removal, warning, or restrictions on the use, generation, disposal or transportation thereof, including, without limitation, any substance defined as a "hazardous substance," "hazardous material," "hazardous waste," "toxic substance" or "air pollutant" in the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C.ss.9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.ss. 1801, et seq., the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C.ss. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss. 1251, et seq., the Clean Air Act, 42 U.S.C.ss. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C.ss. 2601, et seq., the Occupational Safety and Health Act, 29 U.S.C.ss. 651, et seq., or regulations promulgated thereunder, all as amended to date.

         "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

         "Indenture" means the indenture dated as of April 22, 1998, by and among JTM Industries, Inc., the Subsidiary Guarantors and U.S. Bank National Association, as Trustee, pursuant to which the Notes were issued, as amended and restated on May 26, 2000, August 8, 2000, March 30, 2001, January 30, 2002 and May 8, 2002, copies of which have been provided or made available to Parent.

         "Knowledge" means (i) with respect to the Company and its Subsidiaries, the actual knowledge of the executive officers and management-level non-officer employees listed on Annex A hereto, and (ii) with respect to Parent and its Subsidiaries, the actual knowledge of the executive officers listed on Annex B hereto, without in either case any duty to conduct an independent investigation.

         "Laidlaw Settlement Agreement" means that certain agreement dated January 30, 2002, by and among the Company and American National Insurance Corporation, a Barbados corporation (as assignee of Laidlaw Transportation, Inc.) regarding cancellation of certain purchase money debt and obligations under a Junior Subordinated Promissory Note dated October 14, 1997 to Laidlaw Transportation, Inc. and certain Secondary Notes dated March 31, 1998,

Merger Agmt                           - 4 -

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September 30, 1998, March 31, 1999, September 30, 1999, March 31, 2000,
September 30, 2000, March 31, 2001, and September 30, 2001, copies of which have been provided or made available to Parent.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any other country or any state, province, county, city or other political subdivision thereof or of any Governmental Authority.

         "Liens" means any claim, lien, pledge, option, charge, equitable interest, community property interest, right of first refusal, imperfection of title, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "made available," when used herein as it relates to the Company's information or documents, means that the information and documents have been delivered to Parent or its counsel or affirmatively provided to Parent or its counsel for review at the Company's headquarters.

         "Material Adverse Effect" or "Material Adverse Change" means, when used in connection with the Company or Parent, as the case may be, any change or effect materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole; provided, however, that any adverse change, event or effect that is demonstrated to be primarily caused by (i) conditions affecting the United States economy generally that is material to the business of such entity and its Subsidiaries, taken as a whole, or (ii) any actions required to be taken by the parties in accordance with this Agreement, shall not be taken into account in determining whether there has been or would reasonably be expected to be a "Material Adverse Change" or have a "Material Adverse Effect" on or with respect to such entity.

         "Merger Consideration" means, collectively, the Aggregate Preferred Merger Consideration, the Phantom Stock Right Cash Consideration, the CVC Warrant Cash Consideration, the CVC Warrant Equity Consideration, the Aggregate Common Cash Merger Consideration and the Aggregate Common Equity Merger Consideration.

         "Mezzanine Financing Facility" means the Senior Subordinated Credit Agreement, dated April 17, 2000, between the Company and CMP.

          "Mezzanine Stock Purchase Warrant" means the Stock Purchase Warrant, dated as of April 17, 2000, issued by the Company to CMP in connection with the Mezzanine Financing Facility, copies of which have been made available or provided to Parent.

         "Net Asset Value" means the net asset value of the Company and its Subsidiaries as calculated and determined in the manner set forth on Annex C attached hereto.

           "Net Working Capital" means the consolidated net working capital of the Company and its Subsidiaries calculated and determined in the manner set forth on Annex D attached hereto.

Merger Agmt                           - 5 -

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         "Notes" means the 10% Senior Subordinated Notes due in 2008 of Public
Sub issued pursuant to the Indenture.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

         "Other Indebtedness" means the aggregate outstanding amount, both principal and accrued interest, of, (a) all purchase money obligations, royalties, deferred compensation or other payments owed by the Company or any of its Subsidiaries to any seller in connection with any acquisition (including by way of merger, asset or stock purchase, or asset or stock exchange) of businesses effected by them, (b) capitalized lease obligations of the Company and or any of its Subsidiaries and (c) all other indebtedness for borrowed money of the Company or its Subsidiaries; provided, however, that such aggregate amount shall exclude (A) any amounts outstanding under the Credit Facility, (B) any amounts outstanding under the Mezzanine Financing Facility, and (C) the aggregate amount of the outstanding Notes.

         "Parent Stock" means shares of Common Stock, $.001 par value per share, of Parent.

         "Parent Stock Price" means the average of the daily average of the high and low sales price of the Parent Stock on the Nasdaq National Market for the three (3) consecutive trading days ending on the trading day immediately preceding the Closing Date.

         "Permits" means approvals, permits, licenses, clearances and consents.

         "Permitted Encumbrances" means with respect to each Real Property: (A) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested by appropriate proceedings and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (B) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business for amounts which are not delinquent, or which are being contested by appropriate proceedings and would not, individually or in the aggregate, materially detract from the value of such Real Property or materially impair the use or occupancy thereof or the operation of the business, (C) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business, other than violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (D) recorded easements, covenants, conditions, restrictions and other similar matters affecting title to such Real Property and other title defects which do not, individually or in the aggregate, materially impair the use or occupancy of such Real Property or the operation of the business; and (E) Liens pursuant to the Credit Facility.

         "Permitted Personal Property Liens" means, with respect to personal assets, (A) any security interest, pledge, tax assessment, mortgage or similar encumbrance that individually and in the aggregate do not and would not reasonably be likely to materially impair the use of the asset to the business

Merger Agmt                           - 6 -

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of the Company and its Subsidiaries and (B) Liens pursuant to the Credit
Facility.

         "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

         "Phantom Right Employment Agreement" means the Employment Agreement dated April 22, 1998 by and between Public Sub and Michael Adams, as amended by the First Amendment dated April 1, 2000 between such Persons.

         "Phantom Stock Right Cash Consideration" means an amount of cash equal to $452,000.

         "Preferred Liquidation Value" shall have the meaning ascribed to such term, and shall be calculated as set forth, in the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement.

         "Preferred Per Share Consideration" means an amount of cash equal to the Preferred Liquidation Value.

         "Required Contractual Consents" means the consent or approval of each Person whose consent or approval shall be required in order to consummate the Transactions under any of the Material Contracts listed in Section 7.2(f) of the Parent Disclosure Schedule.

         "Securities Act" means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

         "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not represent a majority of the general partner interests or the ordinary voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         "Tax Return" shall mean any report, return, election, notice, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period; e.g., a quarter) (including, any short period or interim period) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

Merger Agmt                           - 7 -

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         "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treas. Reg. ss. 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

         "Transaction Expenses" means, subject to the following sentence, (i) all fees and expenses, including, without limitation, travel, accounting, legal and financial advisory fees and expenses (including any fees and expenses of Banc of America Securities LLC, CVC and/or Affiliates of CVC), of the Company or its Subsidiaries incurred, whether or not invoiced, in connection with or arising out of this Agreement and the Transactions, (ii) all fees and expenses relating to the Escrow Agreement, (iii) one-half of the filing fee under the HSR Act and (iv) all fees and expenses related to the Comfort Letters delivered to Parent pursuant to the first sentence of Section 6.13. Transaction Expenses shall exclude (A) any incurred fees and expenses related to Comfort Letters or consents delivered in connection with Financing Activities pursuant to the second and third sentences of Section 6.13, (B) fees and expenses incurred in connection with Financing Activities (provided, however, that any fees and expenses of dealer-managers relating to the actions contemplated by Section 6.19 shall be "Transaction Expenses" unless specifically approved by Parent in writing in advance of the incurrence of any such fees or expenses), and (C) any other fees and expenses expressly allocated to Parent pursuant to the terms hereof. Any fees and expenses excluded from Transaction Expenses by operation of the preceding sentence are referred to as "Excluded Transaction Expenses."

         "Transactions" means the Merger, the Financing Activities, the purchase of the CVC Warrants and the Mezzanine Stock Purchase Warrant, the repayment of all amounts arising under the Credit Facility and the Mezzanine Financing Facility, and the other transactions contemplated by this Agreement.

         (b) Other Definitions. The following terms are defined in the Sections or Recitals indicated:

      Term                                           Section
      ----                                           -------
      Adjustment Determination Date                  3.3(c)
      Agreement                                      Forepart of this Agreement
      Acquisition Transaction                        6.2
      Basket Amount                                  8.2
      Benefit Arrangements                           4.13(d)
      Breaching Party                                6.4(d)
      Certificate                                    3.4(a)
      Certificate of Merger                          2.3
      Charter Indemnified Parties                    6.6(a)

Merger Agmt                           - 8 -

      Term                                           Section
      ----                                           -------
      Class A Common Share                           3.1(b)
      Class B Common Share                           3.1(b)
      Closing                                        2.2(a)
      Closing Date                                   2.2(a)
      Code                                           Recitals
      Commitment Financing                           5.7
      Commitments                                    5.7
      Common Shares                                  3.1(b)
      Company                                        Forepart of this Agreement
      Company Balance Sheet                          4.6(d)
      Company Balance Sheet Date                     4.6(d)
      Company Designee                               6.1(d)
      Company Disclosure Schedule                    Article IV
      Company Financial Data Schedule                6.16
      Company Financials                             4.6(b)
      Company Indemnifiable Damages                  8.3
      Company Indemnitees                            8.3
      Company IP                                     4.16(b)
      Company Shares                                 4.3
      Company Stock Option Plan                      3.1(d)
      Company Stock Options                          3.1(d)
      Confidentiality Letter                         6.7(b)
      Constituent Corporations                       Forepart of this Agreement
      Costs                                          6.6(a)
      CVC Group                                      8.7(a)
      CVC Representative                             8.7(a)
      Debt Tender Offer and Consent Solicitation     6.19
      DGCL                                           2.1
      Dissenting Share                               3.5
      Dissenting Stockholder                         3.5
      Effective Time                                 2.3
      Employee Plans                                 4.13(a)
      Employment Agreement                           Recitals
      Environmental Claims                           4.10(d)
      Environmental Laws                             4.10(b)
      Environmental Permits                          4.10(c)
      Equityholder Agreement                         Recitals
      ERISA                                          4.13(a)
      Escrow Agent                                   3.1(c)
      Escrow Amount                                  3.1(c)
      Escrow Fund                                    3.1(c)
      Excluded Company Shares                        3.1(f)
      Executive Equity Agreements                    4.3
      Existing Stockholder Agreements                4.3
      Expiration Date                                8.1

Merger Agmt                           - 9 -

      Term                                           Section
      ----                                           -------
      Holders' Representatives                       8.7(a)
      Indemnifiable Damages                          8.2
      Indemnified Party                              8.6
      Indemnifying Party                             8.6
      Independent CPA                                3.3(d)
      Leased Real Property                           4.9(a)
      Liabilities                                    4.6(d)
      Losses                                         8.2
      Management Group                               8.7(a)
      Management Representative                      8.7(a)
      Mandatory Commitment Financing                 6.15
      Material Contracts                             4.18(a)
      Merger                                         Recitals
      Merger Shares                                  3.1(b)
      Noncompetition Agreement                       Recitals
      Noteholder Agreement                           Recitals
      Objection Notice                               3.3(b)
      Owned Real Property                            4.9(a)
      Parent                                         Forepart of this Agreement
      Parent Balance Sheet                           5.6(c)
      Parent Designee                                6.1(b)
      Parent Disclosure Schedule                     Article V
      Parent Financial Data Schedule                 3.3(a)
      Parent Financial Statements                    5.6(b)
      Parent Indemnitees                             8.2
      Parent Material Contracts                      5.15(a)
      Parent Reports                                 5.6(a)
      Permitted Acts                                 8.7(a)
      Phantom Stock Right                            4.3
      Preferred Liquidation Value Certificate        6.20
      Preferred Stock                                3.1(a)
      Proffered Final Commitment Terms               6.15
      Public Financial Statements                    4.6(c)
      Public Sub                                     Forepart of this Agreement
      Real Property                                  4.9(a)
      Real Property Leases                           4.9(a)
      Registration Rights Agreement                  6.21
      Releases                                       6.18
      Representatives                                6.2
      Resolution Period                              3.3(d)
      Review Period                                  3.3(b)
      SEC                                            4.6(a)
      SEC Documents                                  4.6(a)
      Series A Preferred                             3.1(a)
      Series B Preferred                             3.1(a)

Merger Agmt                          - 10 -

      Term                                           Section
      ----                                           -------
      State Takeover Approvals                       4.5
      Sub                                            Forepart of this Agreement
      Sub Common Stock                               5.2
      Surviving Corporation                          2.1
      Term Sheet                                     6.15


                                  ARTICLE II.
                                  THE MERGER

         SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Company shall be merged with and into the Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and the Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Sub and the Company in accordance with the DGCL.

         SECTION 2.2 Closing.

         (a) Subject to subparagraphs (b) and (c) below, the closing (the "Closing") of the Merger shall take place at 10:00 a.m. on a date to be specified by the parties hereto, which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at Closing) at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

         (b) If either Parent or Sub is engaged in any Financing Activities, Parent, upon written notice to the Company, may delay the Closing (but not beyond October 31, 2002) in order to be able to consummate such financing and effect the Closing simultaneously.

         (c) If the Closing has not occurred by September 30, 2002, the Company, upon written notice to Parent, may delay the Closing (but not beyond October 18, 2002), provided that in Parent's good faith reasonable judgment such delay would not materially impair any of the Financing Activities.

         SECTION 2.3 Effective Time. The Merger shall become effective when a Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as the Sub and the Company shall agree should be specified in the Certificate of Merger. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made contemporaneously with or as promptly as practicable after the Closing.

Merger Agmt                          - 11 -

         SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

         SECTION 2.5 Certificate of Incorporation and Bylaws; Officers and Directors.

         (a) The Certificate of Incorporation of the Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The Bylaws of the Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

         (c) The directors of the Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the next annual meeting of stockholders (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

         (d) The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III.
                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         SECTION 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Sub, the Company or the holders of any securities of the Constituent Corporations, each of the following shall occur:

         (a) Company Preferred Stock. Except for Excluded Company Shares and Dissenting Shares, each share of Series A Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred") issued and outstanding immediately prior to the Effective Time, and each share of Series B Preferred Stock, par value $0.01 per share, of the Company (the "Series B Preferred," and together with the Series A Preferred, the "Preferred Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Preferred Per Share Consideration. At the Effective Time, all shares of Preferred Stock shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each certificate formerly representing a share of Preferred Stock shall thereafter cease to have any rights with respect to the shares of Preferred Stock, except as provided herein or by law.

         (b) Company Common Stock. Except for Excluded Company Shares and Dissenting Shares, each share of the Class A Common Stock, par value $0.01 per share, of the Company (each a "Class A Common Share") issued and outstanding immediately prior to the Effective Time, and each share of the Class B Common Stock, par value $0.01 per share, of the Company (each a "Class B Common Share", and together with the Class A Common Shares, the "Common Shares") shall be

Merger Agmt                          - 12 -
converted into the right to receive (i) the Common Per Share Cash Consideration, and (ii) the Common Per Share Equity Consideration (together with any cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(g)). At the Effective Time, all Common Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each certificate formerly representing a Common Share shall thereafter cease to have any rights with respect to the Common Shares, except as provided herein or by law. The shares of Parent Stock issued as Merger Consideration pursuant to this Section 3.1(b) and Section 3.2 shall be referred to as "Merger Shares."

         (c) Adjustment Escrow. An aggregate of Five Hundred Thousand Dollars ($500,000) in cash of the Merger Consideration otherwise deliverable to the holders of Common Shares upon exchange of their Common Shares and the holders of the CVC Warrant pursuant to Section 3.2 hereof, shall be withheld on a pro rata basis from the aggregate amount of cash to be delivered to such Persons and shall be deposited by Parent at the Effective Time (with respect to the Common Shares) and at the Closing (with respect to the CVC Warrants) with an escrow agent (the "Escrow Agent") selected by the Company and reasonably acceptable to Parent, such deposits to constitute an escrow fund (the "Escrow Fund") to be governed by the terms and conditions set forth herein and in the Escrow Agreement, attached as Exhibit B hereto. The portion of the Merger Consideration delivered to the Escrow Agent pursuant to this Section 3.1(c) shall be known as the "Escrow Amount."

         (d) Stock Options. At the Effective Time, all unexercised options to purchase Common Shares ("Company Stock Options") then outstanding under the Company's 1999 Stock Option Plan (the "Company Stock Option Plan"), whether vested or unvested, shall be terminated and the Company Stock Option Plan shall be terminated.

         (e) Capital Stock of the Sub. Each issued and outstanding share of capital stock of the Sub, immediately prior to the Effective Time, shall remain outstanding as one share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

         (f) Treasury Stock and Parent Owned Stock. Each Company Share owned by the Company or Parent immediately prior to the Effective Time ("Excluded Company Shares") shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (g) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Stock will be issued and any holder of Company Shares or of the CVC Warrants entitled to receive a fractional share of Parent Stock but for this Section 3.1(g) shall be entitled to receive a cash payment (rounded up to the nearest whole cent) in lieu thereof, without interest, in an amount equal to such fractional share interest multiplied by the Parent Stock Price, which payment shall represent such holder's proportionate interest in a share of the Parent Stock. Fractional share interests of a holder will be aggregated, and no holder will receive cash in an amount equal to or greater than the value of one full share of Parent Stock.

         SECTION 3.2 Phantom Stock Right and CVC Warrants.

Merger Agmt                          - 13 -

         (a) At the Effective Time, Parent shall pay to the holder of the Phantom Stock Right the Phantom Stock Right Cash Consideration.

         (b) At the Closing, Parent shall purchase (i) the CVC Warrants and the holders thereof shall be entitled to receive in the aggregate (A) the CVC Warrant Cash Consideration and (B) the CVC Warrant Equity Consideration payable in amount and manner as provided in Section 3.4(a) with respect to Common Shares surrendered at Closing and allocated among such holders based on the number of Common Shares underlying the CVC Warrants held by such holders and (ii) following repayment of the Mezzanine Financing Facility by the Company pursuant to Section 6.19, the Mezzanine Stock Purchase Warrant pursuant to Section 6.18.

         SECTION 3.3 Post-Closing Adjustment.

         (a) Not later than thirty (30) days after the Closing Date, Parent shall prepare a financial data schedule (the "Parent Financial Data Schedule") of the Company and its Subsidiaries presenting, as of the Closing Date, Parent's good faith calculation of (i) the Other Indebtedness and (ii) the Transaction Expenses. The Company Financial Data Schedule and the Parent Financial Data Schedule and the items set forth therein shall each be prepared in accordance with GAAP applied on a basis consistent with the Company Financial Statements, except to the extent otherwise provided herein. In connection with the Parent Financial Data Schedule all (i) known arithmetic errors contained in the Company Financial Data Schedule shall be taken into account and (ii) assuming compliance with the immediately preceding sentence, no changes in accounting principles, policies, practices, procedures or methodologies shall be made from those utilized in preparing the Company Financial Data Schedule, including, without limitation, with respect to the nature and classification of accounts or the determination of the level of reserves, accruals or materiality. The Company Financial Data Schedule and the Parent Financial Data Schedule shall each be accompanied by all necessary and appropriate supporting work papers and materials. With respect to the Parent Financial Data Schedule, if these work papers and materials are materially deficient or incomplete, the Review Period referenced in Section 3.3(b) hereof shall be extended to give the Holders' Representatives' accountants sufficient time to complete their review of the Parent Financial Data Schedule.

         (b) Following receipt of the Parent Financial Data Schedule and supporting work papers and materials, the Holders' Representatives and its accountants will be afforded a period of thirty (30) days (the "Review Period") to review the Parent Financial Data Schedule. At or before the end of the Review Period, the Holders' Representatives may deliver to Parent a written notice (an "Objection Notice") in accordance with paragraph (d) of this Section 3.3 disputing the Parent Financial Data Schedule. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination expressly set forth on the Parent Financial Data Schedule which is not specifically objected to in the Objection Notice shall be deemed final and binding upon the parties upon delivery of the Objection Notice If the Holders' Representatives do not give Parent such an Objection Notice before the end of the Review Period, then the Parent Financial Data Schedule will be conclusive and binding upon the parties hereto.

         (c) Within ten (10) days following the later of (i) the date the Parent Financial Data Schedule is accepted by the Holders' Representatives, and (ii) the final, binding and conclusive determination of all disputes with respect to

Merger Agmt                          - 14 -
the Parent Financial Data Schedule as provided in paragraph (d) of this Section
3.3 (such later date, the "Adjustment Determination Date"), the Parent shall deliver to former holders of Common Shares and of the CVC Warrants receiving Merger Consideration, on a pro rata basis pursuant to the provisions of Section 3.4(a)(2), an aggregate amount in cash equal to either (A) in the event the Estimated Aggregate Cash Consideration Value is greater than the Aggregate Cash Consideration Value, the Escrow Amount minus such difference; (B) in the event the Estimated Aggregate Cash Consideration Value is less than the Aggregate Cash Consideration Value, the Escrow Amount plus such difference; or (C) in the event the Estimated Aggregate Cash Consideration Value and the Aggregate Cash Consideration Value are the same, the Escrow Amount.

         (d) In the event that prior to the expiration of the Review Period the Holders' Representatives provide Parent with an Objection Notice, Parent and the Holders' Representatives shall attempt to reconcile in good faith their differences as to the items specified therein within ten (10) days (the "Resolution Period") after Parent's receipt of the Objection Notice, and any resolution by them as to any disputed items shall be final, binding and conclusive on Parent and the former holders of Common Shares and of the CVC Warrants. If Parent and the Holders' Representatives are unable to reach a resolution with such effect within the Resolution Period, Parent and the applicable Holders' Representatives shall submit the dispute to the Salt Lake City, Utah office of KPMG (the "Independent CPA"). The parties hereto acknowledge that separate resolutions maybe reached for the CVC Group and the Management Group as described in Section 8.7. The Independent CPA shall only decide the specific items under dispute by the parties and shall be instructed to determine the Adjustment Items in accordance with the principles set forth in this Agreement. The Independent CPA shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible. The parties shall then submit evidence in accordance with the procedures so established and the Independent CPA shall decide the dispute or disputes in accordance therewith; provided the Independent CPA shall select a resolution that is the Parent's position, the applicable Holders' Representatives' position, or between such positions. The determination of such dispute by the Independent CPA shall be final, binding and conclusive on Parent and the former holders of Common Shares and of CVC Warrants. The fees and expenses of the Independent CPA shall be assessed by the Independent CPA fifty percent (50%) against the former holders of Common Shares and of CVC Warrants (for whom settlement has not been reached prior to the commencement of such arbitration) and fifty percent (50%) against Parent, and shall be paid by each of them in those proportions.

         SECTION 3.4 Exchange of Certificates for the Stock Merger
Consideration.

         (a) Exchange Procedures. Promptly after the Effective Time, Parent or Surviving Corporation shall mail to each holder of record of a certificate ("Certificate") in respect of Company Shares (other than holders of a Certificate in respect of Excluded Company Shares), which have not been surrendered to Parent at Closing for cancelation, (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates for (A) the Merger Consideration and (B) any cash in lieu of

Merger Agmt                          - 15 -
fractional shares. Upon surrender of a Certificate for cancelation to Parent, together (if such Certificates were not so surrendered at Closing) with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the following:

         (1) with respect to the shares of Preferred Stock the applicable Merger Consideration;

         (2) with respect to Common Shares surrendered prior to the Adjustment Determination Date, (x) the applicable Merger Consideration (based upon the Estimated Aggregate Cash Consideration Value, and less the allocable portion of the Escrow Amount), and (y) a check in the amount (after giving effect to any required tax withholdings pursuant to Section 3.4(f)) of (A) any cash in lieu of fractional shares plus (B) any cash dividends or other cash distributions and
(C) any other dividends or distributions issuable or payable at such time that such holder has the right to receive pursuant to the provisions of Section 3.4(b); provided, however, following the Adjustment Determination Date such holders shall be entitled to receive their pro rata portion of any amount payable thereto pursuant to Section 3.3(c); or

         (3) with respect to Common Shares surrendered following the Adjustment Determination Date, (x) the applicable Merger Consideration, and (y) a check in the amount (after giving effect to any required tax withholdings pursuant to Section 3.4(g)) of (A) any cash in lieu of fractional shares plus (B) any cash dividends or other cash distributions and (C) any other dividends or distributions issuable or payable at such time that such holder has the right to receive pursuant to the provisions of Section 3.4(b).

Each Certificate so surrendered as set forth above shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the applicable Merger Consideration, together with (A) a check for any cash to be paid upon due surrender of the Certificate and (B) any non-cash dividends or distributions in each case shall be issued or paid as provided in Section 3.4(a) to such a transferee if the Certificate formerly representing such Company Shares is presented to the Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If the Merger Consideration is to be issued in a name or paid to a person other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance or payment of the Merger Consideration in a name or to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent that such tax has been paid or is not applicable.

         (b) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of Parent Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws,

Merger Agmt                          - 16 -
following surrender of any such Certificate, there shall be issued and, if applicable, paid to the holder of the certificates representing whole shares of Parent Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Stock and not previously paid in respect of such whole shares and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of Parent Stock, all shares of Parent Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

         (c) Voting. No holder of unsurrendered Certificates shall be entitled to exercise any voting rights with respect to Parent Stock which it is entitled to receive in the Merger.

         (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

         (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance satisfactory to Parent by the Person claiming such Certificate to be lost, stolen or destroyed, Parent will issue and/or pay in the manner provided in Section 3.4(d) in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect thereof issuable and/or payable pursuant to this Article III upon due surrender of and delivery in respect of the Company Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

         (f) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise issuable and/or payable pursuant to this Agreement to any holder of Company Shares, the CVC Warrants, the Mezzanine Stock Purchase Warrant and the Phantom Stock Right such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by Parent.

         SECTION 3.5 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, no Company Shares, the holder of which (a "Dissenting Stockholder") has properly exercised and perfected dissenters' rights of appraisal under Section 262 of Delaware Law (a "Dissenting Share"), shall be converted into the right to receive any Merger Consideration, but such Dissenting Stockholder shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL with respect to such Dissenting Share; provided that if any such Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or otherwise lost his, her or its rights to appraisal under the DGCL, each of such Dissenting Stockholder's Dissenting Shares shall thereupon be deemed to have been converted into the right to receive the Merger Consideration applicable thereto as if such Dissenting Share had not been a Dissenting Share at the Effective Time, without any interest thereon, and such share shall thereupon no longer be a Dissenting Share. Company shall give Parent (i) prompt notice of any written demands for

Merger Agmt                          - 17 -
appraisal in respect of any Company Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL (including, without limitation, instruments concerning appraisal or dissenters' rights) and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any Company Shares or offer to settle or settle any such demands. Each holder of Company Shares who becomes entitled pursuant to Section 262 of the DGCL to payment for such shares under the provisions of such section shall receive payment therefor from the Surviving Corporation and such Company Shares shall be canceled.

                                  ARTICLE IV.
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PUBLIC SUB

         Except as set forth in the corresponding sections or subsections of the disclosure schedule, dated the date hereof, delivered by the Company to Parent (the "Company Disclosure Schedule"), each of the Company and Public Sub hereby represents and warrants to Parent that:

         SECTION 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite organizational power and authority to own and operate its properties and assets and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each state or other jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Merger. Section 4.1 of the Company Disclosure Schedule sets forth a complete and accurate list of each jurisdiction in which the Company is qualified to do business. The Company has delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries.

         SECTION 4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule contains a correct and complete list of each of the Company's Subsidiaries, setting forth the jurisdictions where each Subsidiary is organized and qualified to do business. All of the outstanding shares of capital stock or equity interests of each such Subsidiary are owned by the Company, by one of its wholly owned subsidiaries or by the Company and one of its wholly owned subsidiaries, free and clear of all Liens other than Liens incurred in connection with the Credit Facility, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

Merger Agmt                          - 18 -

         SECTION 4.3 Capital Structure. The authorized capital stock of the Company consists of 500,000 Class A Common Shares, 500,000 Class B Common Shares and 100,050 shares of Preferred Stock (collectively, the "Company Shares"). As of the date hereof, (i) 495,000 Class A Common Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no Class B Common Shares were issued and outstanding, (iii) no Company Shares were held by the Company in its treasury,
(iv) 50,050 shares of Series A Preferred were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, and (v) 50,000 shares of Series B Preferred were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, except in each case for the agreements with stockholders of the Company set forth under Section 4.3 of the Company Disclosure Schedule (the "Existing Stockholder Agreements"). Except for (i) outstanding Company Stock Options covering not in excess of 19,800 Company Shares under the Company Stock Option Plan, (ii) outstanding CVC Warrants exercisable for an aggregate 5,000 Common Shares and (iii) the Mezzanine Stock Purchase Warrant, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Except for the Existing Stockholder Agreements, those equity-related agreements with executives of the Company set forth on Schedule 4.3 of the Company Disclosure Schedule (the "Executive Equity Agreements"), and as provided in this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or any of its Subsidiaries, or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's Subsidiaries. Except for (i) the phantom stock right (the "Phantom Stock Right") granted by Public Sub to Michael Adams pursuant to the Phantom Right Employment Agreement, (ii) as described in the two preceding sentences and (iii) registration rights of certain stockholders of the Company pursuant to that certain Registration Rights Agreement dated as of October 14, 1997 between the Company and the signatories thereto, there are no agreements, arrangements or commitments of any character (including registration rights) relating to or based upon the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries. The terms of the Company Stock Option Plan and Company Stock Options permit the Company to terminate unexercised Company Stock Options, whether vested or unvested, upon the Merger, without written consent or approval of the holders of the Company Stock Options, stockholders or otherwise. Section 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all Company stockholders and the number, class and series of capital stock of Company owned, of record and beneficially, by each such Company stockholder. Section 4.3 of the Company Disclosure Schedule sets forth a complete and accurate list of all warrants, options, "phantom" stock rights, stock appreciation rights or agreements or similar rights to acquire capital stock of, or any economic value in, the Company or any of its Subsidiaries, including as to each holder thereof, the name of such holder, the number, class and series of shares of capital stock subject thereto, the exercisability, exercise price or conversion rate, and termination date thereof.

         SECTION 4.4 Authority. Each of the Company and Public Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance of this

Merger Agmt                          - 19 -

Agreement and the consummation by each of the Company and Public Sub, respectively, of the Transactions have been duly authorized by all necessary corporate action on the part of each of the Company and Public Sub and each of their respective stockholders. This Agreement has been duly executed and delivered by each of the Company and Public Sub, respectively, and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of each, enforceable against each in accordance with its terms, subject to (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) general principles of equity.

         SECTION 4.5 Consent and Approvals; No Violations. The execution and delivery by the Company and Public Sub of this Agreement do not, and the consummation by the Company and Public Sub of the Transactions and compliance by each with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) any provision of the certificate of incorporation, bylaws or comparable organization documents of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or other arrangement, applicable to the Company or any of its Subsidiaries, other than the Notes, the Indenture or the Mezzanine Financing Facility or (iii) assuming all the consents, filings and registrations referred to in the next sentence (other than clause (vi) thereof) are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or Liens, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Merger. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Transactions, except (i) in connection, or in compliance, with the provisions of the HSR Act, the Exchange Act and the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which it or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals") or state securities or "blue sky" laws, (iv) such filings as may be required in connection with the taxes described in
Section 6.14, (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent or result in a third party materially delaying the consummation of the Merger.

Merger Agmt                          - 20 -

         SECTION 4.6 SEC Documents; Financial Statements.

         (a) Public Sub has filed all required documents with the Securities and Exchange Commission (the "SEC") since September 4, 1998 (collectively, its "SEC Documents"). As of their respective dates, the SEC Documents (i) complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) The Company has delivered or made available to Parent the consolidated financial statements of the Company and its Subsidiaries as follows: (i) the audited balance sheets as of December 31, 1999, 2000, and 2001, and the related audited statements of operations, stockholders' equity and cash flows of Parent for the years ended as of December 31, 1999, 2000 and 2001, and the notes thereto; (ii) the unaudited balance sheet as of March 31, 2001 and 2002, and the related statements of operations and stockholders' equity of the Company for the three (3) month and six (6) month periods then ended; and (iii) the unaudited balance sheets as of May 31, 2002 and the related statements of operations and stockholders' equity of the Company for the period then ended (together with the financial statements required to be delivered by pursuant to Section 6.11, the "Company Financials"). Each of the Company Financials (i) was, or when delivered pursuant to Section 6.11, will have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presented, or when delivered pursuant to Section 6.11, will have presented the financial position of the Company and its Subsidiaries as at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except for the absence of notes for the unaudited interim financial statements and that the unaudited interim financial statements are subject to normal and recurring year-end adjustments that will not be material in amount or effect. The Company Financials described in clause (ii) of the first sentence of this subsection (b) have been reviewed by the Company's outside independent auditors in accordance with the standards and procedures of SAS 72.

         (c) The financial statements (the "Public Financial Statements") included in or incorporated by reference into the SEC Documents (including related notes and schedules) fairly present in all material respects, the consolidated financial position of the Public Sub and its Subsidiaries as of their respective dates, and each of the related consolidated statements of income, stockholders' equity and cash flows included in or incorporated by reference into the SEC Documents (including any related notes and schedules) fairly presents in all material respects, the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Public Sub and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved except as may be noted therein.

         (d) The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2001 is hereinafter referred to as the "Company Balance Sheet." As of the date of the Company Balance Sheet (the "Company Balance Sheet Date") and the date hereof, the Company had no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or

Merger Agmt                          - 21 -
otherwise and whether or not required to be reflected on the Company Balance Sheet under GAAP) (collectively, "Liabilities") not reflected on or adequately reserved against the Company Balance Sheet or the accompanying notes thereto, except for (i) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date which are usual and normal in amount, and (ii) Liabilities which would not be required under GAAP to be set forth on or reserved against the Company Balance Sheet or a consolidated balance sheet of the Company and its Subsidiaries as of the date hereof, which would not, individually or in the aggregate, reason ably be expected to have a Material Adverse Effect on the Company. The Company and its Public Sub maintains a standard system of accounting established and administered in accordance with GAAP.

         SECTION 4.7 Accounts Receivable. The accounts and notes receivable of the Company and its Subsidiaries reflected on the Company Balance Sheet, and all accounts and notes receivable arising subsequent to such date, (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and (ii) are payable on ordinary trade terms, except, with respect to clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.8 Absence of Changes. Since the Company Balance Sheet Date, except as otherwise contemplated by this Agreement or set forth in Section 4.8 of the Company Disclosure Schedule, the Company and each of its Subsidiaries has conducted its business only in the ordinary and usual course of business and, without limiting the generality of the foregoing:

         (a) There has been no change, event or condition of any character (whether or not covered by insurance) through the date hereof which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

         (b) To the Knowledge of the Company there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the assets or property, including Real Property and Facilities, of the Company or any of its Subsidiaries in an aggregate amount exceeding $250,000, and there has been no physical damage, destruction, or other casualty loss not covered by insurance affecting any of the assets or property, including Real Property and Facilities, of the Company or any of its Subsidiaries in an aggregate amount exceeding $1,000,000.

         (c) There has been no commencement, termination or material change by the Company or any of its Subsidiaries of any material line of business.

         (d) There has been no change in the accounting methods or procedures of the Company or its Subsidiaries.

         (e) Other than issuance of (i) Preferred Stock issued in connection with the transaction involved in the Laidlaw Settlement and (ii) Common Shares pursuant to the Company Stock Option Plan and outstanding Company Options, the Company has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of, or any economic interest in the capital stock of, the Company or any of its Subsidiaries.

Merger Agmt                          - 22 -

         (f) Other than pursuant to the Credit Facility and the capitalization of interest under the Mezzanine Financing Facility, neither the Company nor any of its Subsidiaries has incurred additional debt for borrowed money in excess of $100,000 in the aggregate.

         (g) Neither the Company nor any of its Subsidiaries has paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business.

         (h) Neither the Company nor any of its Subsidiaries has declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of the Company.

         (i) Neither the Company nor any of its Subsidiaries has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of, or any rights representing an equity interest or economic value in, the Company or any of its Subsidiaries.

         (j) Neither the Company nor any of its Subsidiaries has mortgaged, pledged, or otherwise, voluntarily or involuntarily, encumbered any of its assets or properties, except for liens for current taxes which are not yet delinquent and purchase-money or similar Liens arising out of the purchase or sale of services, products or properties made in the ordinary and usual course of business and in any event not in excess of $500,000 for any single item.

         (k) Neither the Company nor any of its Subsidiaries has disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except in the ordinary and usual course of business and in each case for a consideration believed to be at least equal to the fair value of such asset or property.

         (l) Neither the Company nor any of its Subsidiaries has purchased or agreed to purchase or otherwise acquire any securities of any business, corporation, partnership, joint venture, firm or other entity or division thereof.

         (m) Neither the Company nor any of its Subsidiaries has made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and pursuant to the Company's 2002 capital expenditure budget, a copy of which has been provided or made available to Parent.

         (n) Neither the Company nor any of its Subsidiaries has sold, assigned, transferred or conveyed, other than by means of a license, or committed itself to sell, assign, transfer or convey, other than by means of a license, any Company IP.

         (o) Neither the Company nor any of its Subsidiaries has paid or committed itself to pay to or for the benefit of any of its directors, officers, employees set forth on Schedule 4.14(b) or stockholders any compensation of any kind other than wages, salaries and benefits at times and rates in effect on the Company Balance Sheet Date, adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, or entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, or agreed to do any of the foregoing.

Merger Agmt                          - 23 -

         (p) Neither the Company nor any of its Subsidiaries has effected or agreed to effect any change in its directors, officers or key employees except as contemplated by the Noncompetition Agreements or this Agreement.

         (q) Neither the Company nor any of its Subsidiaries has effected or committed itself to effect any amendment or modification in the Company's certificate of incorporation or bylaws, except as contemplated in this Agreement.

         (r) Neither the Company nor any of its Subsidiaries has entered into any transaction or contract, or made any commitment to any of the foregoing.

         SECTION 4.9 Properties.

         (a) Section 4.9 of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned (the "Owned Real Property") by the Company or any of its Subsidiaries, and (ii) each material parcel of real property leased or subleased or otherwise occupied by the Company or any of its Subsidiaries as tenant or subtenant (the "Leased Real Property," together with the Owned Real Property, the "Real Property") together with a true and correct list of all such material leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases"). The Company has good and indefeasible fee simple title to its Owned Real Property, free and clear of all Liens other than Permitted Encumbrances.

         (b) Subject to the terms of its leases, each of the Company and its Subsidiaries has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or its Subsidiaries and of each other Person that is a party thereto, and there is no, and the Company has not received any written, or has Knowledge of, any other, notice, and has no Knowledge, of any uncured material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder. Neither the Company nor any of its Subsidiaries has assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No material penalties are accrued and unpaid under any Real Property Lease.

         (c) The Company has delivered or provided access to Parent true and complete copies of all Real Property Leases.

         (d) There is no claim, action or proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or the Real Property by any Person which would materially affect the future use, occupancy or value of the Real Property or any part thereof. The Company Balance Sheet reflects all of the Real Property and personal property used by the Company and its Subsidiaries in their business or otherwise held by the Company or any of its Subsidiaries, except for (i) property acquired or disposed of in the ordinary and usual course of the business of the Company since the Company Balance Sheet Date, and (ii) real and personal property not

Merger Agmt                          - 24 -
required under GAAP to be reflected thereon or in the footnotes. The Company has good title to all material assets and properties listed on the Company Balance Sheet or thereafter acquired, free and clear of any Liens, except for Permitted Encumbrances and Permitted Personal Property Liens. All of the material fixed assets and properties including the improvements on the Real Property reflected on the Company Balance Sheet or thereafter acquired are in good condition and repair, ordinary wear and tear expected, and adequate and suitable for the requirements of the business as presently conducted by the Company, and there are no condemnation or appropriation proceedings pending or, to the Company's Knowledge, threatened, against the Real Property or the improvements thereon.

         SECTION 4.10 Environmental Matters. Except as set forth on Section 4.10 of the Company Disclosure Schedule,

         (a) Hazardous Materials. No Hazardous Materials have been released into the environment as a result of any material violation of any Environmental Laws by the Company or any of its Subsidiaries, or, to the Knowledge of the Company and the knowledge of the Company Environmental Director, as a result of a third party's actions or otherwise, in, on, or under any property, including the land and the improvements, ground water, and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied, or leased.

         (b) Hazardous Materials Activities. Neither the Company, any of its Subsidiaries nor any officer or employee of the Company or any of its Subsidiaries on its behalf has transported, sold, distributed, stored, treated, processed, used, manufactured, generated, disposed of, released, or exposed its employees, others, or the environment to, Hazardous Materials or any product containing a Hazardous Material except in compliance in all material respects with all treaties, federal, state, and local statutes, ordinances, regulations, orders or legally binding judicial and administrative interpretations thereof, relating to pollution or protection of the environment, natural resources and employee health and safety (collectively, "Environmental Laws").

         (c) Environmental Permits. Each of the Company and its Subsidiaries currently holds all material approvals, permits, licenses, authorizations, clearances and consents required by any Governmental Authority pursuant to any Environmental Laws (the "Environmental Permits") for the use, operation and occupancy of the Real Property and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted and is in compliance, in all material respects, with all terms and conditions of all Environmental Permits.

         (d) Environmental Liabilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is subject to or has received written notice from any Person or to the Knowledge of the Company and the knowledge of the Company Environmental Director, oral notice from any Governmental Authority, of any past, pending or threatened material claim, demand, action, judicial or administrative proceeding, notice of noncompliance, notice of violation, consent order, or consent agreement under any Environmental Law (collectively, "Environmental Claims"), concerning any Environmental Permit or Hazardous Material of the Company or any of its Subsidiaries, any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied, or leased, or any facility or location to which Hazardous Materials generated by the Company or any of its Subsidiaries have been transported for disposal. To the Knowledge of the Company and the knowledge of the Company Environmental Director, there are no facts or circumstances that could reasonably be expected to give rise to any Environmental Claims except as would not, if such claims were adversely determined reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

Merger Agmt                          - 25 -

         SECTION 4.11 Compliance with Laws; Permits.

         (a) Neither the Company nor any of its Subsidiaries is or has been at any time within the last three (3) years, or at any time within the last five
(5) years has received notice that it is or has been, in violation of or in default in any material respects under, any Law or Order (other than Environmental Law) of any Governmental Authority applicable to the Company or any of its Subsidiaries.

         (b) Except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all Permits (other than Environmental Permits) which are material to the operation of the business of the Company and its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with the terms of all such Permits.

         SECTION 4.12 Tax Matters. Except as set forth on Section 4.12 of the Company Disclosure Schedule,

         (a) The Company and each of its Subsidiaries have duly filed (or have had filed on their behalf) all material Tax Returns required to be filed by or with respect to the Company or its Subsidiaries. All such Tax Returns (i) were prepared in the manner required by applicable law; (ii) are true, correct, and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company and each of its Subsidiaries.

         (b) To the Knowledge of the Company, no claim (including a notice of inquiry or commencement of an audit) has ever been made by any authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

         (c) No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes. Neither the Company nor any of its Subsidiaries has granted a power of attorney to any person with respect to any Taxable Period.

         (d) The Company and each of its Subsidiaries have complied in all respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be withheld from employees, independent contractors, creditors, stockholders, or other third parties except where noncompliance would not result, individually or in the aggregate, in any material liability.

         (e) True and complete copies of all federal, state, local and foreign Tax Returns of the Company and each of its Subsidiaries have been provided or made available to Parent or the Sub prior to the date hereof.

         (f) The Company and each of its Subsidiaries have paid, or caused to be paid, all Taxes due, whether or not shown (or required to be shown) on a Tax Return. All assessments of Tax made against the Company or any of its Subsidiaries have been paid when due.

Merger Agmt                          - 26 -

         (g) The Company Financials reflect an adequate reserve for the payment of all Taxes due and payable by the Company and each of its Subsidiaries for all Taxable Periods through the date of such financial statements. There are no material Taxes that would be due if asserted by a taxing authority, except with respect to which the Company and its Subsidiaries is maintaining adequate reserves.

         (h) Since the Company Balance Sheet Date, neither the Company nor any Subsidiary thereof has (i) incurred any liability for Taxes other than Taxes arising in the ordinary course of business, or (ii) incurred any liability for Taxes that would result in a material decrease in the net worth of the Company or any such Subsidiary.

         (i) None of the Tax Returns of the Company or any of its Subsidiaries has been or is currently being examined by the IRS or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has the Company or any of its Subsidiaries received a revenue agent's or similar report asserting a tax deficiency. There are no threatened actions, suits, proceedings, investigations, audits or claims (including notices of inquiry or commencement of an audit) relating to or asserted for Taxes of the Company or any of its Subsidiaries, whether in writing or otherwise and there is no basis for such claim for which the Company or any of its Subsidiaries is or reasonably should be aware.

         (j) To the Knowledge of the Company, there are no proposed reassessments of any real property owned by the Company or any of its Subsidiaries or other proposals that could increase the amount of any Tax to which the Company or any of its Subsidiaries could be subject.

         (k) There are no security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

         (l) Neither the Company nor any of its Subsidiaries has been a member of an (i) affiliated group (within the meaning of Section 1504 of the Code), or
(ii) affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent. Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for Tax purposes.

         (m) Neither the Company nor any of its Subsidiaries is, or has been, a party to or is bound by any obligations under any tax sharing, tax indemnity, or similar agreement or arrangement for any Taxable Period (other than one between the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

Merger Agmt                          - 27 -

         (n) Neither the Company nor any of its Subsidiaries has any material deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date.

         (o) Neither the Company nor any of its Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986 or to any "long-term contract" within the meaning of section 460 of the Code.

         (p) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, that could reasonably give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

         (q) No consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries.

         (r) The Company has no losses (including, without limitation, built-in losses, net operating losses, or capital losses) that are subject to (for Tax purposes) any federal income tax limitation with respect to the use thereof (other than limitations that arise as a result of transactions contemplated by this Agreement).

         (s) Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of neither the Company nor any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

         (t) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or
Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

         (u) There is no Liability for Taxes imposed on the Company or its Subsidiaries with respect to the Laidlaw Settlement Agreement.

         (v) No holder of an interest (other than an interest solely as a creditor) in the Company is a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes.

         SECTION 4.13 Employee Benefit Plans; ERISA.

         (a) Section 4.13(a) of the Company Disclosure Schedule sets forth each "employee benefit plan," whether written or unwritten, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (excluding equity-based plans and workers' compensation, unemployment compensation and similar government-mandated programs) currently or at any time within the past five (5) years maintained, contributed to or entered into by the Company or any of its Subsidiaries for the benefit of any current or former

Merger Agmt                          - 28 -
employee, consultant or director of the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any present or future obligation or liability (collectively, the "Employee Plans"). Current, accurate and complete copies of all Employee Plans (and, if applicable, related trust agreements or other funding instruments), and all amendments thereto and related summary plan descriptions and for the three (3) most recent years (i) Forms 5500 and attached s chedules and (ii) audited financial statements have been made available to Parent. Section 4.13(a) of the Company Disclosure Schedule sets forth all discrimination testing results for either a qualified plan under
Section 401(a) and a flexible benefits plan under Code Section 125 or self-insured plan under Section 105(h), and all such results have been made available to Parent.

         (b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate sponsors or has sponsored, within the last five (5) years, any employee benefit plan which, individually or collectively, constitute(s) (i) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, or (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA.

         (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service and, to the Company's Knowledge, is so qualified.

         (d) The Company has furnished or made available to Parent copies or descriptions of each severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits that (i) is not an Employee Plan,
(ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee, former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries of the Company. Such contracts, plans and arrangements as are described in this Section are herein referred to collectively as the "Benefit Arran gements."

         (e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule and except for continued "COBRA" health coverage required pursuant to Code Section 4980B, neither the Company nor any of its Subsidiaries is a party to any Employee Plan or other agreement, contract, arrangement or policy, that requires the Company or any of its Subsidiaries to provide, at any cost to the Company or any of its Subsidiaries, any health or life insurance coverage to any former employee of the Company or any of its Subsidiaries.

         (f) Each Employee Plan and Benefit Arrangement has been maintained in substantial and material compliance with its terms and complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder, (ii) any applicable provisions of the Code, including Section 4980B thereof, and (iii) ERISA.

Merger Agmt                          - 29 -

         (g) There is no pending or, to the Knowledge of the Company, threatened litigation or action relating to any Employee Plan or Benefit Arrangement and there are no facts or circumstances that could reasonably be expected to give rise to any such litigation or action. No investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other governmental agencies are pending, in progress or, to the Knowledge of the Company, threatened. All contributions due under each Employee Plan or Benefit Arrangement have been paid or accrued on the books of the Company in accordance with Department of Labor Regulation 2510.3-102(b), to the extent applicable.

         (h) To the Knowledge of the Company, no "prohibited transaction" (as such term is defined in ERISA Section 406 or Code Section 4975) has occurred with respect to any Employee Plan and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any ERISA Affiliate has engaged in a transaction described in Section 4069 or 4212(c) of ERISA. No circumstances exist pursuant to which the Company, its Subsidiaries or any ERISA Affiliate could reasonably be expected to incur any material liability for any Tax imposed under Sections 4971 through 4980B of the Code or any liability under Sections 502(i) or (l) of ERISA.

         (i) Except as set forth on Section 4.13(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any accumulated funding deficiency under section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

         (j) All contributions, premiums or other payments due from the Company and its Subsidiaries to (or under) any Plan have been fully paid or adequately provided for on the books and financial statements of the Company and its Subsidiaries. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

         (k) Neither the Company nor any of its Subsidiaries has, since January 1, 1997 terminated, suspended, discontinued contributions to or withdrawn from any Employee Plan subject to Title IV of ERISA, including (without limitation) any multiemployer plan, as defined in section 3(37) of ERISA.

         SECTION 4.14 Labor Matters/Workers' Compensation. Except as disclosed in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries, and there are no strikes, material slowdowns, work stoppages or lockouts, or, to the Knowledge of the Company, threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law). Neither the Company nor any of its Subsidiaries has received any notice from any of its employees set forth on Section 4.14(b) of the Company Disclosure Schedule that any such employee is terminating, or will terminate, as a result of the Transactions, his or her employment with the Company or any of its Subsidiaries. Section 4.14 of the Company Disclosure Schedule sets forth the workers' compensation claims history since January 1, 2000 of the Company and its Subsidiaries.

Merger Agmt                          - 30 -

         SECTION 4.15 Legal Proceedings. Except as set forth on Section 4.15 of the Company Disclosure Schedule,

         (a) There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened, that either (i) as of the date hereof, are against, relating to or affecting the Company or any of its Subsidiaries, or (ii) that if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or result in a third party materially delaying the consummation of the Transactions. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any Actions or Proceedings except as would not, if such Actions or Proceedings were adversely determined, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

         (b) Neither the Company nor any Subsidiary has received written notice, or has any Knowledge, of any Orders outstanding against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         (c) There are no unsatisfied judgments against the Company or any of its Subsidiaries, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.16 Intellectual Property.

         (a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list of all patents, trademark registrations, service mark registrations, and copyright registrations, and, with respect to each of the foregoing, applications (including provisional applications) owned by the Company or any of its Subsidiaries (the "Company IP"), and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the foregoing such intellectual property.

         (b) Except as set forth in Schedule 4.16(b) of the Company Disclosure Schedule, each of the Company or its Subsidiaries has the right to use, sell, or license the Company IP.

         (c) Section 4.16(c) of the Company Disclosure Schedule lists all written contracts and licenses (including all inbound licenses) to which the Company or any of its Subsidiaries is a party with respect to (i) any Company IP, or (ii) any intellectual property owned by any other Person and used by the Company or any of its Subsidiaries (except licenses to standard, off-the-shelf software or mass-marketed software with a license fee of less than $10,000).

         (d) To the Company's Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted does not (i) infringe or misappropriate the intellectual property of any other Person (ii) violate any term or provision of any license or contract concerning such intellectual property, or (iii) violate the privacy or publicity rights of any Person, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any Person alleging any of the foregoing (including notice of third party patent or other intellectual property rights from a potential licensor of such rights).

Merger Agmt                          - 31 -

         (e) With respect to each item of Company IP that the Company or any of its Subsidiaries uses or would expect to use in the operation of their business, all necessary registration, maintenance, renewal fees, annuity fees, and taxes in connection with such Company IP have been paid and all necessary documents and certificates in connection with such Company IP have been filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company IP.

         (f) To Company's Knowledge, there are no contracts or licenses between the Company or any of its Subsidiaries and any other Person with respect to Company IP under which there is any dispute regarding the scope of such contract or license, or performance under such contract or license, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

         (g) To the Company's Knowledge, no Person is infringing or misappropriating any Company IP.

         (h) Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect and preserve ownership of its rights in Company IP and confidential information and trade secrets of the Company and its Subsidiaries.

         (i) To the Company's Knowledge, no Company IP is subject to any order, action, or proceeding, that restricts in any manner the use, transfer, or licensing of any Company IP or that affects the validity, use, or enforceability of such Company IP.

         (j) To the Company's Knowledge, the Company's and its Subsidiaries' products comply in all material respects with all applicable standards and with the feature specifications and performance standards set forth in product data sheets of the Company and its Subsidiaries. To the Company's Knowledge, there are no outstanding claims for breach of warranties by the Company or any of its Subsidiaries in connection with the foregoing.

         SECTION 4.17 Contracts. Section 4.17 of the Company Disclosure Schedule contains a complete and accurate list of each written contract and agreement in the following categories to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound in any respect:

         (a) the fifteen (15) largest EBITDA (earnings before interest, taxes, depreciation and amortization) generating profit centers (listed by region, utility and power plant name);

         (b) contracts or agreements for consulting, advisory services and research and development services with (i) a remaining term from the date of this Agreement longer than twelve (12) months or (ii) for a fee or other compensation of more than $100,000;

         (c) material contracts or agreements entered into by the Company's manufactured products subsidiaries;

         (d) material contracts or agreements entered into by ISG Canada
Limited;

Merger Agmt                          - 32 -

         (e) (i) employment agreements and (ii) severance agreements (with a remaining term from the date of this Agreement in excess of three months or a remaining financial liability from the date of this Agreement in excess of $50,000);

         (f) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness in excess of $500,000;

         (g) any contract or agreement containing covenants limiting the right of the Company or any of its Subsidiaries to compete in any business material to the Company or its Subsidiaries or with any Person (specifically excluded from this representation and warranty are any confidentiality agreements, confidentiality and non-compete agreements, confidentiality and non-disclosure agreements, confidentiality and non-circumvention agreements, confidentiality and non-solicitation agreements, distributorship agreements, license agreements, leases, ash management agreements, material supply agreements, service agreements or any other agreement which contain limitations on the ability of the Company or any of its Subsidiaries to compete with a third party within a specific territory or line of business and which were entered into in the ordinary course of business consistent with past practice); and

         (h) contracts or agreements for or related to terminal facilities and real property leases not disclosed in Section 4.9. The Company has delivered or made available to Parent a true and correct copy of each contract or agreement set forth on Schedule 4.17 of the Company Disclosure Schedule. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a party, or is bound in any respect, to any oral contracts or agreements which, if written, would be required to be scheduled on Section 4.17 of the Company Disclosure Schedule and which, if breached, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         SECTION 4.18 No Default.

         (a) Each of the contracts, agreements or other instruments referred to in Section 4.17 (the "Material Contracts") is a legal, binding and enforceable obligation by or against the Company or its Subsidiaries, as the case may be, in accordance with the terms and conditions set forth therein, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. To the Knowledge of the Company, no party with whom the Company or any of its Subsidiaries has an agreement or contract is in default thereunder or has breached any term or provision thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Each of the Company and its Subsidiaries has performed in all respects, or is now performing in all respects, the obligations of, and none are in default (or would by the lapse of time and/or the giving of notice be in default in any respect) in respect of, any Material Contract, except for any failure to perform or default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No third party has notified the Company or any of its Subsidiaries of any material

Merger Agmt                          - 33 -
claim, dispute or controversy with respect to any of the Material Contracts of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by the Company or any of its Subsidiaries with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or sus pended by the other parties thereto.

         (c) Except as set forth in Section 4.18 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Transactions and compliance by it with the provisions hereof, will not, directly or indirectly (with or without notice or lapse of time) trigger any change of control, prohibition upon assignment or similar provision of, or breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify any Material Contract.

         SECTION 4.19 Insurance. Section 4.19 of the Company Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or any of its Subsidiaries or affect or relate to the ownership, use or operation of any of the tangible or intangible property and assets of the Company and any of its Subsidiaries and that (i) have been issued to the Company or any of its Subsidiaries, or (ii) have been issued to any Person (other than the Company or its Subsidiaries) for the benefit of the Company or it Subsidiaries during the two years prior to the Effective Time. Each such policy is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company nor any of its Subsidiaries or the Person to whom such policy has been issued has received any written notice of, and the Company has no Knowledge of, any other notice of, cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no Knowledge of any reason or state of facts that could lead to the cancellation of such policies. Section 4.19 of the Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company or any of its Subsidiaries in excess of $50,000 since January 1, 2000. Neither the Company nor any of its Subsidiaries has received written notice, and the Company has no Knowledge of any other notice, that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

         SECTION 4.20 Books and Records. The minute books and other similar records of the Company and its Subsidiaries have been delivered or made available to Parent, and such books and records have been and will be maintained in accordance with sound business practices and contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, directors and committees of the boards of directors (or other similar governing entities) of the Company and its Subsidiaries.

         SECTION 4.21 Board Approval. Each of the Board of Directors of the Company and Public Sub has approved by unanimous written consent this Agreement and the Transactions.

Merger Agmt                          - 34 -

         SECTION 4.22 Stockholder Approval. The stockholders of the Company have approved this Agreement and the Transactions in writing, and no other stockholder vote, approval or consent of any holder of capital stock of the Company or any of its Subsidiaries is required or necessary to consummate the Merger.

         SECTION 4.23 Affiliate Transactions. Except as set forth in Section
4.23 of the Company Disclosure Schedule and other than the Mezzanine Financing and the advisory fee in the aggregate amount of $250,000 payable to CVC and/or its Affiliates, there are no Liabilities between the Company or any of its Subsidiaries and any current or former officer, director, stockholder, affiliate of the Company or any of its Subsidiaries or any affiliate of any such officer, director, stockholder or affiliate, other than as set forth in their respective employment contracts. The Company and its Subsidiaries do not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or affiliate.

         SECTION 4.24 Brokers. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission arising out of or in connection with the Merger or the Transactions, except the Company has employed Banc of America Securities LLC as its financial advisor, and has agreed to pay CVC and/or its Affiliates an advisory fee in the aggregate amount of $250,000, the arrangements with which have been disclosed to Parent prior to the date hereof.

         SECTION 4.25 Laidlaw Promissory Notes. The Laidlaw Settlement Agreement is in full force and effect and cannot be rescinded. Neither the Company nor any of its Subsidiaries has any obligation or liability to Laidlaw Transportation, Inc. or American National Insurance Corporation, or any of their respective successors or assigns, under or in connection with the Laidlaw Settlement Agreement, including, without limitation, regarding the notes or purchase money debt referenced in such agreement.

         SECTION 4.26 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the certificates of the Company and Public Sub delivered to Parent at Closing will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or, (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

         SECTION 4.27 Customers; Clients. Section 4.27 of the Company Disclosure Schedule sets forth a list of the top ten customers and clients of the Company and its Subsidiaries on a consolidated basis by dollar volume of sales for the fiscal year ended December 31, 2001. Except as set forth in Section 4.27 of the Company Disclosure Schedule, since December 31, 2001, none of the Company or its Subsidiaries has received any written notice from any customer or client listed on Section 4.27 of the Company Disclosure Schedule to the effect that, and the Company has no Knowledge that, any such customer or client will stop (other than in accordance with the terms of any preexisting contract or agreement with such customer or client, if applicable), materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing products or services from the Company or its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Merger Agmt                          - 35 -

         SECTION 4.28 Acknowledgment by Company and Public Sub. Each of the Company and Public Sub acknowledges and agrees it has conducted its own independent review and analysis of Parent. Each of the Company and Public Sub is relying solely on that investigation and on the representations and warranties of Parent set forth in this Agreement and each other document, certificate or agreement entered into in connection herewith or delivered pursuant hereto, and Parent shall not be deemed to have made any representations or warranties to the Company other than as set forth herein and therein.

                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by Parent to the Company (the "Parent Disclosure Schedule"), Parent and the Sub represent and warrant to the Company as follows:

         SECTION 5.1 Organization. Each of Parent and the Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and the Sub are duly qualified or licensed to do business and in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent or result in a third party materially delaying the consummation of the Merger.

         SECTION 5.2 Sub Capital Structure. On or before the Closing Date, the authorized capital stock of the Sub will consist of 100 shares of Common Stock, $.01 par value ("Sub Common Stock"). On or before the Closing Date, 100 shares of Sub Common Stock will be issued and outstanding, all of which will be validly issued, fully paid and nonassessable and free of preemptive rights and will be held by Parent of record and beneficially. The Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger. Parent has delivered or made available to the Company a true and correct copy of (a) the Certificate of Incorporation of the Sub, (b) the Bylaws of the Sub, (c) a list of the directors of the Sub and (d) a list of the officers of the Sub.

         SECTION 5.3 Authority. Parent and the Sub have all requisite corporate power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation by Parent and the Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and the Sub. This Agreement has been duly executed and delivered by Parent and the Sub, and constitutes the valid and binding obligation of Parent and the Sub, enforceable against each of Parent and the Sub in accordance with its terms, subject to (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (b) general principles of equity.

Merger Agmt                          - 36 -

         SECTION 5.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and the Sub does not, and the consummation of the Transactions will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or the Sub under, (i) any provision of the certificate of incorporation or bylaws of Parent or the Sub, (ii) any contract, agreement, note, mortgage, indenture, lease, franchise, license, permit, judgment or order to which Parent or the Sub is a party or by which any of their respective properties or assets are bound, or (iii) assuming all the consents, filings and registrations referred to in the next sentence are made and obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or the Sub or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses, Liens or failure to make or obtain any such consents, filings or registrations, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. No filing or registration with, or authorization, consent or approval of, any Governmental Authority is required by or with respect to Parent or the Sub in connection with the execution and delivery of this Agreement by Parent or the Sub or is necessary for the consummation of Transactions, except (a) in connection, or in compliance, with the provisions of the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and appropriate documents with the relevant Governmental Entities of other states in which Parent or the Sub is qualified to do business, (c) State Takeover Approvals or state securities or "blue sky" laws, (d) such filings as may be required in connection with the taxes described in Section 6.14, (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or the Sub conducts any business or owns any property or assets and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

         SECTION 5.5 Parent Stock to be Issued in the Merger. The shares of Parent Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Parent's certificate of incorporation or bylaws or any agreement to which Parent is a party or by which Parent is bound.

         SECTION 5.6 SEC Documents; Financial Statements.

         (a) Parent has filed all required documents with the SEC since September 30, 1998, including Parent's Annual Report on Form 10-K for the year ended September 30, 2001 (collectively, the "Parent Reports"), and has made each available to the Company in the form (including exhibits, annexes and any amendments thereto) filed with the SEC. As of their respective dates, Parent Reports (i) complied in all material respects with applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (b) Each of the draft consolidated balance sheets of Parent and its Subsidiaries at September 30, 2000 and 2001, and each of the related draft consolidated statements of income, stockholders' equity and cash flows (including any related notes and schedules) that are the subject of the draft PricewaterhouseCoopers audit report delivered to the Company as of the date hereof (the "Preliminary PWC Audited Financials"), and the unaudited balance sheet of Parent and its Subsidiaries at March 31, 2002 reviewed by

Merger Agmt                          - 37 -

PricewaterhouseCoopers in accordance with SAS 72, fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, fairly presents in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved except as may be noted therein.

         (c) The consolidated balance sheets of Parent and its Subsidiaries at September 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes and schedules), will be certified by PricewaterhouseCoopers on or prior to July 29, 2002, and such certified balance sheets and related consolidated statements of operations, stockholders' equity and cash flows (including the related notes and schedules) will not deviate from the Preliminary PWC Audited Financials in a manner that is adverse to Parent and its Subsidiaries taken as a whole.

         (d) The draft consolidated balance sheet of Parent and its Subsidiaries at September 30, 2001 is hereinafter referred to as the "Parent Balance Sheet." As of the date of Parent Balance Sheet and the date hereof, Parent had no Liabilities not reflected on or adequately reserved against Parent Balance Sheet or the accompanying notes thereto, except for (i) Liabilities incurred in the ordinary course of business since the date of Parent Balance Sheet which are usual and normal in amount, and (ii) Liabilities which would not be required under GAAP to be set forth on or reserved against Parent Balance Sheet or a consolidated balance sheet of Parent and its Subsidiaries as of the date hereof, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Parent. Parent maintains a standard system of accounting established and administered in accordance with GAAP.

         SECTION 5.7 Commitment Financing. Parent has binding written commitments, addressed to Parent or Sub, from one or more financially responsible financial institutions, dated as of July 15, 2002, true and complete copies of which have been furnished to the Company (collectively, the "Commitments") to obtain the financing necessary, together with the other funds to be provided by Parent to pay all cash amounts required to be paid by Parent or Merger Sub pursuant to Article III hereof, to refinance any indebtedness or other obligation of the Company and its Subsidiaries which may become due as a result of this Agreement or any of the Transactions, to pay all related fees and expenses, including Excluded Transaction Expenses, and to provide, together with the then existing cash balances at Parent and the Company, for the anticipated working capital needs of the Surviving Corporation following the Merger (the financing necessary to provide such funds being hereinafter referred to as the "Commitment Financing"). There are no conditions precedent or other contingencies related to the funding of the full amount of the Commitment Financing other than as set forth in the Commitments.

         SECTION 5.8 Capital Structure. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Stock and 10,000,000 shares of preferred stock, $.001 par value per share, of Parent. As of May 31, 2002 (i) 25,140,996 shares of Parent Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) no shares of preferred stock of Parent were issued and outstanding. Except for (i)

Merger Agmt                          - 38 -
outstanding stock options covering not in excess of 3,011,914 shares of Parent Stock under the stock option plans of the Parent and (ii) warrants outstanding to purchase an aggregate of 220,789 shares of Parent Stock, there are no options, warrants, calls, rights or agreements to which the Parent or any of its Subsidiaries is a party or by which any of them is bound obligating the Parent or any of its Subsidiaries to issue or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Parent or any of its Subsidiaries or obligating the Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

         SECTION 5.9 Absence of Changes. Since the Parent Balance Sheet Date, there has been no change, event or condition of any character (whether or not covered by insurance) through the date hereof which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

         SECTION 5.10 Compliance with Laws; Permits.

         (a) Neither Parent nor any of its Subsidiaries is or has been at any time within the last three (3) years, or at any time within the last five (5) years has received notice that it is or has been, in violation of or in default in any material respect under, any Law or Order of any Governmental Authority applicable to Parent or any of its Subsidiaries. Neither Parent, any of its Subsidiaries nor any of Parent's officers or employees on its behalf has transported, sold, distributed, stored, treated, processed, used, manufactured, generated, disposed of, released, or exposed its employees, others, or the environment to, Hazardous Materials or any product containing a Hazardous Material except in compliance in all material respects with all Environmental Laws.

         (b) Parent and each of its Subsidiaries holds all Permits which are material to the operation to the operation of the business of Parent and its Subsidiaries. Parent and its Subsidiaries are in compliance in all material respects with the terms of all such Permits.

         SECTION 5.11 Legal Proceedings. Except as set forth in Section 5.11 of the Parent Disclosure Schedule,

         (a) There are no Actions or Proceedings pending or, to the Knowledge of Parent, threatened, that either (i) as of the date hereof, are against, relating to or affecting Parent, or (ii) that if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or result in a third party materially delaying the consummation of the Transactions. To the Knowledge of Parent, there are no facts or circumstances that could reasonably be expected to give rise to any Actions or Proceedings except that as would not, if such Actions or Proceedings were adversely determined, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

         (b) Parent has not received any written notice, and does not have any Knowledge, of any Orders outstanding against Parent or its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

         (c) There are no unsatisfied judgments against Parent or any of its Subsidiaries, except that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

Merger Agmt                          - 39 -

         SECTION 5.12 Customers; Clients. Section 5.12 of the Parent Disclosure Schedule sets forth a list of the top ten customers and clients of Parent by dollar volume of sales for the fiscal year ended September 30, 2001. Except as set forth in Section 5.12 of the Parent Disclosure Schedule, since September 30, 2001, Parent has not received any written notice from any customer or client listed on Section 5.12 of the Parent Disclosure Schedule to the effect that, and Parent has no Knowledge that, any such customer or client will stop (other than in accordance with the terms of any preexisting contract or agreement with such customer or client, if applicable), materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing products or services from Parent (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

         SECTION 5.13 Acknowledgment by Parent. Parent acknowledges and agrees it has conducted its own independent review and analysis of the Company and Public Sub. Parent is relying solely on that investigation and on the representations and warranties of the Company and Public Sub set forth in this Agreement and each other document, certificate or agreement entered into in connection herewith or delivered pursuant hereto, and neither Company nor Public Sub shall be deemed to have made any representations or warranties to Parent other than as set forth herein and therein.

         SECTION 5.14 Contracts. Section 5.14 of the Parent Disclosure Schedule and the exhibits to the Parent Reports contain a complete and accurate list of each written contract and agreement in the following categories to which Parent is a party, or by which Parent is bound in any respect:

         (a) the fifteen (15) largest EBITDA (earnings before interest, taxes, depreciation and amortization) contracts;

         (b) (i) employment agreements and (ii) severance agreements (with a remaining term from the date of this Agreement in excess of three months or a remaining financial liability from the date of this Agreement in excess of $50,000);

         (c) contracts or agreements for consulting, advisory services and research and development services with (i) a remaining term from the date of this Agreement longer than twelve (12) months or (ii) for a fee or other compensation of more than $100,000;

         (d) notes, mortgages, deeds of trust, loan agreements, security agreement, guarantees, debentures, indentures, credit agreements and other evidences of indebtedness in excess of $500,000;

         (e) any contract or agreement containing covenants limiting the right of Parent to compete in any business material to Parent or with any Person (specifically excluded from this representation and warranty are any confidentiality agreements, confidentiality and non-compete agreements, confidentiality and non-disclosure agreements, confidentiality and non-circumvention agreements, confidentiality and non-solicitation agreements, distributorship agreements, license agreements, leases, ash management agreements, material supply agreements, service agreements or any other agreement which contain limitations on the ability of Parent to compete with a third party within a specific territory or line of business and which were

Merger Agmt                          - 40 -
entered into in the ordinary course of business consistent with past practice). Parent has delivered or made available to the Company a true and correct copy of each contract or agreement set forth on Schedule 5.14 of the Parent Disclosure Schedule. To Parent's Knowledge Parent is not a party, and is not bound in any respect, to any oral contracts or agreements which, if written, would be required to be scheduled on Section 5.14 of the Parent Disclosure Schedule and which, if breached, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent.

         SECTION 5.15 No Default.

         (a) Each of the contracts, agreements or other instruments referred to in Section 5.15 (the "Parent Material Contracts") is a legal, binding and enforceable obligation by or against Parent in accordance with the terms and conditions set forth therein, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. To the Knowledge of Parent, no party with whom Parent has an agreement or contract is in default thereunder or has breached any term or provision thereof which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Parent.

         (b) Parent has performed in all respects, or is now performing in all respects, the obligations of, and is not in default (or would by the lapse of time and/or the giving of notice be in default) in respect of any Parent Material Contract, except for any failure to perform or any default which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent. No third party has notified Parent of any material claim, dispute or controversy with respect to any of the Parent Material Contracts nor has Parent received notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Parent with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

         SECTION 5.16 Board Approval. The Board of Directors of Parent has approved this Agreement and the Transactions.

         SECTION 5.17 Brokers. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission arising out of or in connection with the Merger or the Transactions, except Parent has employed Morgan Stanley as its financial advisor and has agreed to pay Bentley Associates an advisory fee, the arrangements with which have been disclosed to the Company prior to the date hereof.

         SECTION 5.18 Full Disclosure. This Agreement (including the Company Disclosure Schedules) does not, and the certificates of the Parent delivered to Company at Closing will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or,
(ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Merger Agmt                          - 41 -

                                  ARTICLE VI.
                                   COVENANTS

         SECTION 6.1 Interim Operations.

         (a) Operations of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, except as contemplated by this Agreement, carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its present relationships with customers, suppliers and others having significant business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, during such period, the Company shall not, and the Company shall cause its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld) pursuant to the procedure set forth in
Section 6.1(b) below:

                  (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than the issuance of membership units of Flexcrete Building Systems, L.C. as currently proposed, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) except as required under existing employee benefit plans, agreements, policies, awards or arrangements in effect on the date of this Agreement (including, without limitation, options to purchase Common Shares), issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities or any equity-related rights, other than the issuance of membership units of Flexcrete Building Systems, L.C. as currently proposed;

                  (iii) amend its certificate of incorporation or bylaws or other similar organizational documents;

                  (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

                  (v) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice or pursuant to licenses entered into in the ordinary course of business consistent with past practice, and, in any event, except as permitted by clause (xv) below, which involve assets which in the aggregate are not in excess of $500,000 and except for the transfer of Company assets to Flexcrete Building Systems, L.C. as currently proposed;

Merger Agmt                          - 42 -

                  (vi) other than borrowings under the Credit Facility or the capitalization of interest under the Mezzanine Financing Facility, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or other investments in, any other person, other than to or in the Company or its Subsidiaries;

                  (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or its Subsidiaries, other than the corporate structure and ownership of Flexcrete Building Systems, L.C. as currently proposed;

                  (viii) increase the compensation payable or to become payable to its directors, officers or employees, except for increases required under employment agreements existing on the date hereof, or with respect to non-executive officer and non-director employees, in the ordinary course of business consistent with past practice and permitted under employment agreements, existing on the date hereof, or grant any severance or termination pay to, or enter into any employment or severance agreement, or establish, adopt, enter into, or amend or take action to enhance or accelerate any rights or benefits under, any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except, in each case, as may be required by the terms of any such plan, agreement, trust, fund, policy or arrangement or to comply with applicable law or regulation;

                  (ix) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable federal, state or local law, rule, regulation, guideline or ordinance;

                  (x) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim, assessment, or proposed assessment, surrender any right to claim a material Tax refund, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing any post-closing Tax liability of Parent or any Person related to Parent;

                  (xi) except as may be required by reason of a concurrent change in GAAP, make any change in its method of accounting or accounting practice;

                  (xii) make or agree to make any new capital expenditure not previously committed, other than as set forth on Section 6.1 of the Company Disclosure Schedule or new capital expenditures not in excess of $500,000 in the aggregate;

Merger Agmt                          - 43 -

                  (xiii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (A) in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof or (C) amounts not exceeding $100,000 per liability and in no event exceeding $1,000,000 in the aggregate;

                  (xiv) other than in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any material contract or agreement, including any Material Contract, to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims;

                  (xv) (a) enter into any license or other agreement with respect to Company IP owned by the Company or its Subsidiaries, or (b) enter into any consulting arrangement; provided that clauses (a) and
         (b) shall not include, nor prevent the Company or any of its Subsidiaries from entering into, any license, agreement or consulting arrangement that is granted in the ordinary course of business consistent with past practice;

                  (xvi) directly or indirectly, engage in any transaction (except pursuant to an existing Material Contract or with respect to reimbursement of reasonable expenses incurred by employees in connection with performing services to or for the Company) with, or enter into any agreement with, any director, officer or affiliate of the Company or any individual known to the Company to be a family member of any such person except for transactions solely between the Company or wholly-owned Subsidiary of the Company and one or more wholly-owned Subsidiaries of the Company;

                  (xvii) knowingly take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

                  (xviii) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

                  (xix) take, or commit or agree to take any action that would cause the Company or Public Sub not to perform their respective covenants hereunder or that would reasonably be expected to result in any of the Company's or its Subsidiaries' representations and warranties becoming untrue in any material respect or in any of the conditions set forth in Article VII hereof not being satisfied.

         (b) Parent hereby designates Kirk A. Benson, Parent's Chief Executive Officer (the "Parent Designee"), as the officer of Parent from which the Company must receive consent prior to taking (or any of its Subsidiaries taking) the actions set forth in Section 6.1(a) hereof. Within seventy-two (72) hours

Merger Agmt                          - 44 -
following receipt by the Parent Designee of written notice from the Company Designee of the Company's (or any of its Subsidiary's) desire to take any actions set forth in Section 6.1(a), the Parent Designee shall respond to the Company in writing indicating whether Parent consents to such action. If the Parent Designee fails to respond to the Company within such seventy-two (72) hour period, then Parent shall be deemed to have consented in writing to such requested actions for purposes of Section 6.1(a) hereof.

         (c) Operations of Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Parent agrees (except as contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) to, in all material respects, carry on its business in the usual and ordinary course, and, in the discretion of Parent's Board of Directors and to the extent consistent with Parent's business, to use reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as set forth in Section 6.1 of the Parent Disclosure Schedule, during such period, Parent shall not without the prior written consent of the Company (which consent shall not be unreasonably withheld) pursuant to the procedure set forth in Section 6.1(d) below:

                  (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (ii) amend its certificate of incorporation or bylaws;

                  (iii) knowingly take any action that would prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

                  (iv) take, or commit or agree to take any action that would cause Parent not to perform its covenants hereunder or that would reasonably be expected to result in any of Parent's representations and warranties becoming untrue in any material respect or in any of the conditions set forth in Article VII hereof not being satisfied.

         (d) The Company hereby designates R Steve Creamer, Company's Chief Executive Officer (the "Company Designee"), as the officer of the Company from which Parent must receive consent prior to taking (or any of its Subsidiaries taking) the actions set forth in Section 6.1(c) hereof. Within seventy-two (72) hours following receipt by the Company Designee of written notice from the Parent Designee of the Parent's (or any of its Subsidiary's) desire to take any actions set forth in Section 6.1(c), the Company Designee shall respond to Parent in writing indicating whether the Company consents to such action. If the Company Designee fails to respond to Parent within such seventy-two (72) hour period, then the Company shall be deemed to have consented in writing to such requested actions for purposes of Section 6.1(c) hereof.

Merger Agmt                          - 45 -

         SECTION 6.2 No Solicitation. The Company shall not, and shall cause its Subsidiaries not to, (and the Company shall not permit any of its or its Subsidiaries', directors, officers, agents, affiliates or representatives, including investment bankers, financial advisors, attorneys and accountants to (collectively, "Representatives")) directly or indirectly, take any of the following actions: (i) solicit, initiate, facilitate or knowingly encourage, or furnish information with respect to the Company or any of its Subsidiaries in connection with, any inquiry, proposal or offer from any Person with respect to any merger, consolidation or other business combination or acquisition (other than the Merger) involving the Company or any of its Subsidiaries or the acquisition of all or a substantial portion of the assets of, or any securities of, the Company or any of its Subsidiaries (other than as currently proposed with respect to Flexcrete Building Systems. L.C.) or any tender offer or exchange offer (an "Acquisition Transaction"); (ii) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Acquisition Transaction; (iii) enter into any agreement, arrangement or understanding with respect to an Acquisition Transaction or requiring the Company to abandon, terminate or refrain from consummating the Merger; or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction. Neither the Company, any of its Subsidiaries, any of its Representatives nor, to the Knowledge of the Company, any Company stockholder is engaged, directly or indirectly, in any activities, discussions or negotiations with any person relating to a potential Acquisition Transaction. The Company shall, and shall cause its Representatives to, notify Parent promptly after (and in any event no later than 24 hours) receipt of any written inquiry, offer or proposal with respect to an Acquisition Transaction, including information as to the identity of the party or offeror making such inquiry, offer or proposal and stating the terms thereof, and shall provide Parent with copies of all written materials relating thereto.

         SECTION 6.3 Third Party Standstill Agreements. The Company shall not terminate, amend, modify or waive, or permit any such action to be taken by its Subsidiaries, any provision of any confidentiality or standstill agreement binding on a third party to which the Company or any of its Subsidiaries is a party (other than any involving Parent).

         SECTION 6.4 Other Actions; Notification.

         (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part (or, as to the Company, on the part of any of its stockholders) under this Agreement and applicable Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transactions. Without limiting the generality of the foregoing, the Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other

Merger Agmt                          - 46 -
governmental body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement of any material legal proceeding by or before any court or other governmental body with respect to the Transactions, (ii) keep the other party informed as to the status of any such legal proceeding and (iii) except as may be prohibited by any governmental body or by any legal requirement, permit the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document filed with or provided to any governmental body in connection with any such legal proceeding. Nothing in this Section 6.4 shall require, or be construed to require, Parent or the Company, or any of their Subsidiaries, to proffer to, or agree to, any divestiture by Parent or the Company, or any of their respective Subsidiaries or affiliates, of shares of capital stock or of any business, assets or properties thereof, the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock, or any other concession to any Governmental Authority, that Parent concludes is reasonably likely to materially reduce the economic or business benefits Parent expects, as of the date hereof, to realize from the Merger.

         (b) Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions, including any Financing Activities. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable. Without limiting the foregoing, the Company and Parent each shall, upon reasonable request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Transactions, including any Financing Activities; provided that any actions requested by Parent related to the Financing Activities shall be at Parent's sole cost and expense. None of such information furnished by the Company, its Subsidiaries or any of its stockholders will, at the time provided or at any time such information is provided to third parties or filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly advise the Parent in writing if, at any time prior to the Effective Time, the Company obtains Knowledge of any facts that would make it necessary or advisable to supplement or amend any materials containing information concerning itself, its Subsidiaries, directors, officers or stockholders or such other matters, including materials provided to third parties or filed with any Governmental Authority in connection with any Financing Activities.

Merger Agmt                          - 47 -

         (c) Upon written request by Parent, the Company shall make at least one of its executive officers (and, if the Company designates only one executive officer, at least one other senior employee reasonably acceptable to Parent) available to participate in the road show or other presentations which may be conducted in connection with any Financing Activities. The costs and expenses of such participation shall be borne by Parent.

         (d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of the Company, Public Sub or Parent or the Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any failure of the Company, Public Sub or Parent or the Sub, respectively, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the other party's right to rely on the representations and warranties herein or any of the other remedies available to the party receiving such notice; provided further that if any party has Knowledge of a breach of a representation or warranty by the other party (the "Breaching Party") prior to the Effective Time (other than with respect to a breach of Section 4.3, 4.12(u), 4.15(a), 4.24 or Section 4.25 for which the stockholders and the holders of the CVC Warrants shall be obligated to indemnify the Parent Indemnitees in accordance with Section 8.2 hereof), and such party elects to consummate the Merger, then the Breaching Party's Disclosure Schedule shall be deemed (other than with respect to Sections 4.3, 4.12(u), 4.15(a), 4.24 and 4.25) to have been amended so as to have cured such breach and such party shall not be entitled to indemnification for any Losses in connection with such breach under Article VIII hereof. Notwithstanding anything contained herein to the contrary, Knowledge of a breach of the representations and warranties contained in Sections 4.3, 4.12(u), 4.15(a), 4.24 and 4.25 will under no circumstances have the effect of amending or in anyway qualifying the representations and warranties contained in Sections 4.3, 4.12(u), 4.15(a), 4.24 or 4.25 or curing any misrepresentation or breach of warranty with respect to Sections 4.3, 4.12(u), 4.15(a), 4.24 and 4.25, and the Parent Indemnitees shall be entitled to indemnification for any Losses pursuant to Section 8.2 in connection with such breaches under Sections 4.3, 4.12(u), 4.15(a), 4.24 and 4.25 regardless thereof. The parties acknowledge and agree that the burden of proof for proving that a party had Knowledge of a breach of a representation or warranty by a Breaching Party prior to the Effective Time shall be on the Breaching Party and in no event shall constructive knowledge, imputed knowledge or similar concepts of deemed knowledge be deemed to constitute Knowledge for purposes of this Section 6.4(d) and any litigation or proceedings related thereto.

         SECTION 6.5 Nasdaq Listing. Parent shall use its reasonable best efforts to authorize for listing on the Nasdaq National Market the shares of Parent Stock issuable pursuant hereto.

         SECTION 6.6 Indemnification of Company Directors and Officers.

         (a) From and after the Effective Time for a period of three (3) years, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Charter Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether

Merger Agmt                          - 48 -
asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the DGCL and its bylaws in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

         (b) Any Charter Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Charter Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if neither Parent nor the Surviving Corporation elect to assume such defense or counsel for the Charter Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Charter Indemnified Parties, the Charter Indemnified Parties may retain counsel satisfactory to them, and Parent shall pay all reasonable fees and expenses of such counsel for the Charter Indemnified Parties promptly as statements therefor are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Charter Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above) (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without the prior written consent of Parent or the Surviving Corporation, as appropriate, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Parent shall not enter into any settlement regarding the above matters without the prior written consent of the Charter Indemnified Parties (not to be withheld unreasonably) unless such settlement contains an unconditional release of the Charter Indemnified Party.

         (c) Parent shall cause the Surviving Corporation to maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time, with coverage in amount and scope at least as favorable as the Company's existing primary directors' and officers' liability insurance coverage (excluding any supplemental or excess directors and officers liability insurance coverage, including, without limitation, the supplemental coverage policy identified as policy number 590CM0269 issued by St. Paul Mercury Fire Insurance Company and any similar policies with respect to the Citicorp Venture Capital Ltd. portfolio participants applicable to the Company or any of its Subsidiaries) for a period of six (6) years after the Effective Time; provided, however, that in no event shall the Surviving Corporation or Parent be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by the Company for such insurance.

         (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Charter Indemnified Parties, their heirs and their representatives and shall be binding on all successors and assigns of Parent.

Merger Agmt                          - 49 -

         SECTION 6.7 Access.

         (a) Upon reasonable notice, and except as may otherwise be required by applicable law, each of the parties hereto shall afford, and shall cause their respective Subsidiaries to afford, the other's Representatives full access, during normal business hours throughout the period prior to the Effective Time, to their and their Subsidiaries properties, books, contracts and records and, during such period, each shall furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the parties and their respective Subsidiaries, hereunder except as specifically set forth in
Section 6.4(c), and provided further, that the foregoing shall not require any party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to the Company Designee or the Parent Designee, as appropriate.

         (b) All information obtained by or on behalf of Parent, the Company or Public Sub pursuant to this Section 6.7 shall be kept confidential in accordance with the letter agreement dated November 7, 2001 between Parent and the Company (the "Confidentiality Letter").

         SECTION 6.8 Publicity. The initial press release with respect to the Merger shall be a joint press release of Parent and the Company. Thereafter Parent shall consult with the Company prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party or any Governmental Authority (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange. The Company shall consult with Parent prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party or any Governmental Authority (including any national securities exchange) with respect thereto and shall not issue any such press releases, make any such public announcements or make any such filings without the prior written consent of Parent, unless required by law upon advice of counsel.

         SECTION 6.9 Employee Benefits; Treatment of Plans.

         (a) From and after the Effective Time, Parent shall grant all employees of the Company credit for all service with the Company prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company was service with Parent. Parent and the Company agree that with respect to any medical or dental benefit plan of Parent, Parent shall waive any pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any of Parent's group health plans. Parent shall provide that any covered expenses incurred on or before the Effective Time by the Company's employees or such employees' covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent. As soon as

Merger Agmt                          - 50 -
administratively practicable after the Effective Time but in no event later than thirty (30) days after the Effective Time, employees of the Company shall be eligible to participate in a plan with a cash or deferred arrangement subject to
Section 401(k) of the Code, subject to the generally applicable terms of the plan.

         (b) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of Parent or the Sub of a post-Effective Time employment relationship of any term of duration or on any terms other than those that Parent or the Sub may establish. Employment of any of the employees by Parent will be "at will" and may be terminated by Parent or the Sub at any time for any reason (subject to any legally binding agreement other than this Agreement, or any applicable laws or collective bargaining agreement, or any other arrangement or commitment). Except as otherwise provided in this Section, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation or Parent to offer to continue (other than as required by its terms) any written employment contract.

         (c) Prior to the Closing Date and upon request by Parent, the Board of Directors of the Company shall take all necessary action to terminate or cause to be terminated effective as of the Effective Time each Employee Plan that contains a cash or deferred arrangement subject to Section 401(k) of the Code.

         (d) Prior to the Closing Date, the Company shall take all action necessary or required to terminate the Company Stock Options and the Company Stock Option Plan.

         SECTION 6.10 Fees and Expenses.

         (a) All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing fee under the HSR Act shall be shared equally by Parent and the Company, and Parent shall be responsible for the payment of all Excluded Transaction Expenses. To the extent that Excluded Transaction Expenses are first paid by the Company, Parent, upon request, shall promptly reimburse the Company therefor and in any event within thirty (30) days of such request.

         (b) If this Agreement is terminated by either Parent or the Company pursuant to (X) Section 9.1(b)(i) or (Y) Section 9.1(b)(iii)(Y) and, in each case, at the time of such termination (A) the condition set forth in Section 7.2(m) to the obligations of Parent and Sub shall not have been satisfied due to either (i) Parent's refusal to accept a Termination Financing or (ii) Parent's failure to consummate a Termination Financing (based on, for purpose of (ii), Parent's failure to perform its obligations under the Agreement) of which it has been notified pursuant to Section 6.15 (provided that for the purpose of (X) above, Section 7.2(m) shall not be deemed to have been satisfied by Parent's acceptance of a Termination Financing), (B) the other conditions set forth in Sections 7.1(b) and (c), Sections 7.2 (a), (b), (c), (d), (h), (i), (j), (k),
(n), (r), (s), and (t), and Section 7.3(i) (except that such opinion may contain customary qualifications and assumptions, including standard representations by Parent, may assume the consummation of the Merger and the Termination Financing, shall be a "would qualify" opinion and shall be delivered to Parent for its review, but Parent shall not be entitled to rely thereon), shall have been satisfied or waived and (C) Parent and Sub shall not have then been entitled to

Merger Agmt                          - 51 -
terminate this Agreement pursuant to any of the provisions of Section 9.1 (other than Section 9.1(b)(i) or Section 9.1(b)(iii)(Y)), then Parent shall be obligated to pay to the Holders' Representatives a non-refundable fee in the aggregate amount of Five Million Dollars ($5,000,000) (the "Parent Termination Fee") plus all reasonable fees and expenses incurred by the Company or the Holders' Representatives in connection with the collection of the Parent Termination Fee within three (3) days following termination by wire transfer of immediately available funds to an account(s) specified by the Holders' Representatives for distribution thereby to each stockholder of the Company and each holder of CVC Warrants as of the date of termination pro rata based on the percentage of Merger Consideration such Person would have received upon consummation of the Merger.

         SECTION 6.11 Form 10-Qs. The Parent and Public Sub shall use commercially reasonable efforts to file their respective Form 10-Qs for the quarter ended June 30, 2002, on or prior to July 31, 2002, and in any event on or prior to August 14, 2002, and Public Sub shall use all commercially reasonable efforts to file its Form 10-Q for the quarter ended September 30, 2002 on or before October 31, 2002, and in any event on or prior to November 14, 2002. Parent and the Public Sub each agree that their respective Form 10-Qs, as of their respective dates, will (i) comply in all material respects with applicable requirements of the Exchange Act and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statement made therein, in light of the circumstances under which they were made, not misleading. The Company shall also
(i) use commercially reasonable efforts to deliver to Parent on or before July 31, 2002, and in any event on or prior to August 14, 2002, the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2002, and the related consolidated statements of operations and stockholders' equity of the Company and its Subsidiaries for the three-month and six-month periods then ended, and (ii) use commercially reasonable efforts to deliver to Parent on or before October 31, 2002, and in any event on or prior to November 14, 2002, the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2002, and the related consolidated statements of operations and stockholders' equity of the Company and its Subsidiaries for the three-month and nine-month periods then ended. Such consolidated financial statements shall have been reviewed by the Company's outside independent auditors in accordance with the standards and procedures of SAS 72.

         SECTION 6.12 State Takeover Laws. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the Transactions, Parent and the Company and their respective Boards of Directors shall use their commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the Transactions.

         SECTION 6.13 Accountant's Letter. The Company shall use its commercially reasonable efforts to cause to be delivered to Parent and its directors a Comfort Letter dated the Closing Date and addressed to Parent and its directors covering the Company Financial Statements for the most recent fiscal year then ended, and any interim financial periods subsequent thereto. In addition to the foregoing, upon the request of Parent, the Company shall cause to be delivered and addressed to the underwriters, placement agent or lenders, as the case may be, a Comfort Letter of the Company's outside independent auditors covering any

Merger Agmt                          - 52 -
financial information of the Company and its Subsidiaries used in connection with any Financing Activities. Further, the Company agrees to cause its independent auditors to grant any consents to Parent or the Company required under the United States securities laws in connection with any filings of materials with the SEC under the Securities Act or the Exchange Act, as the case may be.

         SECTION 6.14 Tax-Free Reorganization. Parent and the Company shall each use commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of section 368 of the Code. Parent and the Company shall each use reasonable best efforts to obtain opinions from counsel to Parent and the Company, respectively, that the Merger is a reorganization within the meaning of section 368 of the Code, and Parent and the Company shall each to the extent accurate make certain representations and warranties as requested by counsel to Parent and counsel to Company, respectively, in connection with such opinions.

         SECTION 6.15 Commitment Financing. Parent hereby agrees to use commercially reasonable efforts to arrange and complete the Commitment Financing including without limitation (i) to negotiate definitive agreements with respect thereto and (ii) to satisfy all conditions applicable to Parent and Sub in such definitive agreements. Parent will keep the Company informed at all times with respect to the status of its efforts to arrange and complete the Commitment Financing, including, without limitation, with respect to the occurrence of any event which Parent believes may have a materially adverse effect on the ability of Parent to obtain the Commitment Financing. In the event Parent is (i) unable to arrange or complete any portion of the Commitment Financing in the manner described in the Term Sheet attached to the Commitments, or from the sources originally contemplated or (ii) indicates or pursuant to this Section 6.15 is deemed to have indicated in the Financing Notification (as defined below) that Parent is unwilling to complete the Commitment Financing due to the fact that such financing constitutes a Termination Financing (as defined below), Parent will use commercially reasonable efforts to arrange any such portion from alternate sources; provided that Parent shall not be obligated to accept terms not reasonably satisfactory to it; provided further that any such alternate financing shall be deemed acceptable to Parent if such alternate financing is on terms at least as favorable to Parent as the terms in the Term Sheet attached to the Commitments and the conditions are at least as favorable as those set forth in the Commitments. Notwithstanding any of the foregoing, Parent shall not be required to complete any Commitment Financing, whether from the sources originally contemplated or alternate sources, if the pricing of the Term B Facility corresponding to that described in the Term Sheet attached to the Commitments exceeds the pricing set forth in the Term Sheet attached to the Commitments, in each case measured on a yield equivalent basis (taking into consideration original issue discount, underwriting fees, other fees or consideration that affect the yield equivalent pricing), by more than 100 basis points (any such financing, a "Termination Financing"). Parent shall notify the Company and the Holders' Representatives in writing (the "Financing Notification") within five (5) days following notification from the financing source as required by the Commitments or otherwise, that the syndication results have caused changes in the terms that result in the Commitment Financing becoming a Termination Financing, and Parent shall indicate whether or not Parent is willing to complete the Commitment Financing due to the fact that such financing constitutes a Termination Financing. If a Financing Notification is not delivered within such five (5) day period, then Parent shall be deemed to have rejected the Termination Financing. The non-economic terms and conditions and the identity of the provider of such alternate financing shall be reasonably

Merger Agmt                          - 53 -
satisfactory to the Company (it being understood that if such provider(s) is a nationally recognized financing source(s) and such non-economic terms and conditions are not in the aggregate materially more burdensome on the Parent's ability to obtain the financing described therein than the non-economic terms and conditions of the financing which such alternate financing would replace, then such alternate financing shall be deemed acceptable to the Company). The Company hereby agrees to use its reasonable best efforts to assist Parent to arrange and complete the Commitment Financing, including to satisfy all conditions applicable to the Company in connection therewith at Parent's sole cost and expense and the Company shall not be obligated to incur any monetary obligations or expenditures in connection with such assistance not otherwise payable by Parent.

         SECTION 6.16 Company Financial Data Schedule. Immediately prior to the Closing Date, the Company shall deliver to Parent, accompanied by necessary and appropriate supporting work papers and materials, a financial data schedule (the "Company Financial Data Schedule") prepared (unless otherwise provided herein) in accordance with GAAP applied on a basis consistent with the Company Financial Statements presenting, as of the Closing Date, the Company's good faith estimate of (i) the Other Indebtedness, (ii) the Transaction Expenses, (iii) the Net Asset Value, and (iv) the Net Working Capital.

         SECTION 6.17 Transaction Expenses. The Company shall use commercially reasonable efforts to cause all of its and its Subsidiaries' legal, accounting and financial advisory and other Transaction Expenses to be invoiced at or prior to the Closing, and the Company shall include alls such amounts in the Transaction Expenses item presented on the Company Financial Data Schedule.

         SECTION 6.18 Debt; Warrants. At the Closing and subject to obtaining the financing referred to in Section 6.15, the Parent shall provided funds necessary for the Company to repay all amounts, including principal and interest, outstanding under each of the Credit Facility and the Mezzanine Financing Facility. In connection with such repayment, the Company at the Closing shall cause the lenders under each of the Credit Facility and the Mezzanine Financing Facility to release the Company, its Subsidiaries and each of their respective Affiliates from any and all obligations under such agreements and shall cause such lenders to file all documents and filings in all local and state jurisdictions releasing any and all liens any lenders may have on the tangible or intangible assets or properties of the Company or any of its Subsidiaries. All such releases, filings and documentation shall be in the form and substance reasonably acceptable to Parent and shall be hereafter referred to collectively as the "Releases." At the Closing and subject to the financing referred to in Section 6.15, Parent shall purchase the CVC Warrants in the aggregate for the CVC Warrant Cash Consideration and the CVC Warrant Equity Consideration as provided for herein and the Mezzanine Stock Purchase Warrant for such amount in cash as provided in Section 3 of the Mezzanine Stock Purchase Warrant.

         SECTION 6.19 Debt Tender Offer and Consent Solicitation. On or about the date which is estimated to be twenty (20) Business Days prior to the Effective Time, and upon the terms and conditions set forth in the Noteholder Agreements, Public Sub shall (a) commence (within the meaning of Rule 14d-2 under the Exchange Act) a cash tender offer to purchase all of the outstanding Notes and (b) solicit the consents of the holders of the Notes to the Indenture Amendments (as defined in the Noteholder Agreement) (collectively, the "Debt Tender Offer and Consent Solicitation").

Merger Agmt                          - 54 -

         SECTION 6.20 Closing Preferred Liquidation Value. At the Closing, the Company shall deliver to Parent a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, representing and warranting on behalf of the Company as to the Preferred Liquidation Value as of the Closing Date (the "Preferred Liquidation Value Certificate").

         SECTION 6.21 Registration Rights Agreement. At the Closing, Parent shall, and the Company shall cause recipients of Merger Shares to, execute a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement").

         SECTION 6.22 FIRPTA. The Company will cause its stockholders and other holders of an interest (other than an interest solely as a creditor) in the Company to provide certificates in a form that meets the requirements of section 1.1445-2(b)(2) of the Income Tax Regulations.

                                  ARTICLE VII.
                              CONDITIONS PRECEDENT

         SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) Nasdaq National Market Listing. The shares of Parent Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

         (b) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained (as the case may be) upon terms and conditions that would not reasonably be expected to have a Material Adverse Effect on Parent or the Company, and none of such terms and conditions shall require, or be construed to require, Parent or the Company, or any of their Subsidiaries, to proffer to, or agree to, any divestiture by Parent or the Company, or any of their respective Subsidiaries or affiliates, of shares of capital stock or of any business, assets or properties thereof, the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties or stock, or any other concession to any Governmental Authority, that Parent concludes is reasonably likely to materially reduce the economic or business benefits Parent expects, as of the date hereof, to realize from the Merger.

         (c) Litigation. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of Transactions.

         (d) Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement.

Merger Agmt                          - 55 -

         SECTION 7.2 Conditions to Obligations of Parent and the Sub. The obligations of Parent and the Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company and Public Sub contained in this Agreement shall have been true and correct at the date of the Agreement, and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any limitation as to "materiality," "material adverse effect," or similar qualifying language set forth therein), except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not reasonably be expected to have a Material Adverse Effect on the Company.

         (b) Agreements and Covenants. The Company and Public Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

         (c) Material Adverse Effect. Since the date of this Agreement, there has been no change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

         (d) Officer's Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on behalf of it by its Chief Executive Officer or President to the effect that the conditions set forth in paragraphs (a), (b), (c), (i), (s) and (t) of this Section 7.2 have been satisfied.

         (e) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Transactions under any agreement to which the Company is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or is not reasonably likely to materially adversely affect the ability of the Company to consummate the Transactions.

         (f) Contractual Consents. Each of the Required Contractual Consents set forth in Section 7.2(f) of the Parent Disclosure Schedule shall have been obtained and shall be in full force and effect.

         (g) Tax Opinion. Parent shall have received the opinion of Pillsbury Winthrop LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, the Sub and the Company will be a party to that reorganization within the meaning of
Section 368(b) of the Code.

         (h) Escrow Agreement. The Company and the Holders' Representatives shall have executed and delivered the Escrow Agreement.

Merger Agmt                          - 56 -

         (i) Employees. Each of the individuals listed on Section 4.14(b) of the Company Disclosure Schedule shall be currently employed by the Company or its Subsidiaries and shall not have given any notice or other indication to the Company or any of its Subsidiaries that such employee is not willing to continue to be employed by the Surviving Corporation or its Subsidiaries following the Effective Time.

         (j) Noncompetition Agreements. Each Noncompetition Agreement shall have been executed and delivered to Parent and shall be in full force and effect.

         (k) Notes. Each Noteholder Agreement shall be in full force and effect, or in the event each such agreement is not in full force and effect, Parent shall have obtained the Consent with respect to, and purchased, Notes representing at least the majority in interest of the outstanding Notes at an aggregate cost equal to 101% or less of the principal amount of the Notes.

         (l) Legal Opinion. Parent shall have received the legal opinion of Parsons Behle & Latimer, counsel to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit D.

         (m) Commitment Financing. A Commitment Financing shall have been obtained which Parent is required to accept or elects to accept under Section
6.15 hereof.

         (n) Company Financial Data Schedule. The Company shall have delivered to Parent the Company Financial Data Schedule.

         (o) Releases. Assuming Parent has complied with its obligations under
Section 6.18, the Company shall have delivered to Parent the Releases.

         (p) Liquidation Preferred Value. The Company shall have delivered the Liquidation Preferred Value Certificate to Parent.

         (q) Registration Rights Agreement. All holders of Company Shares shall have executed and delivered to Parent the Registration Rights Agreement.

         (r) Quarterly Information. The information, including financial information, contained in Public Sub's Form 10-Q for the quarter ended June 30, 2002 and, if then filed, for the quarter ended September 30, 2002 and the financial statements of the Company delivered to Parent pursuant to Section 6.11 shall be consistent with the Company's business plan previously furnished to the Parent.

         (s) Net Asset Value. The Net Asset Value as of the Closing Date prior to giving effect to the transactions contemplated hereby shall be at least equal to or greater than the Net Asset Value at May 31, 2002.

         (t) Net Working Capital. The Net Working Capital as of the Closing Date prior to giving effect to the transactions contemplated hereby shall be at least equal to or greater than the Net Working Capital at May 31, 2002.

         SECTION 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

Merger Agmt                          - 57 -

         (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall have been true and correct at the date of the Agreement, and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (in each case without giving effect to any limitation as to "materially," "material adverse effect" or similar quantifying language set forth therein), except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not reasonably be expected to have a Material Adverse Effect on Parent.

         (b) Agreements and Covenants. Each of Parent and the Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time.

         (c) Material Adverse Effect. Since the date of this Agreement, there has been no change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

         (d) Officer's Certificate. Each of Parent and the Sub shall have furnished the Company with a certificate dated the Closing Date signed on behalf of it by their respective Chief Executive Officer or President to the effect that the conditions set forth in paragraphs (a), (b) and (c) of this Section 7.3 have been satisfied.

         (e) Consents Under Agreements. Each of Parent and the Sub shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the Transactions under any agreement to which Parent or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or is not reasonably likely to materially adversely affect the ability of Parent or the Sub to consummate the Transactions.

         (f) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.

         (g) Legal Opinion. The Company shall have received the legal opinion of Pillsbury Winthrop LLP and/or Snell & Wilmer LLP, counsel to Parent, dated as of the Closing Date, in the form attached hereto as Exhibit E.

         (h) Registration Rights Agreement. Parent shall have executed and delivered to the Company the Registration Rights Agreement.

         (i) Tax Opinion. The Company shall have received the opinion of Parsons Behle & Latimer, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, the Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

         (j) Copy of Tax Opinion. Parent shall have delivered to the Company for review purposes only a copy of the tax opinion referred to in Section 7.2(g). The Company agrees and acknowledges, on behalf of itself and its stockholders and others recipients of Merger Consideration hereunder, that under no circumstances may any Person, other than the addressee of such opinion, rely on such opinion or the matters contained therein.

Merger Agmt                          - 58 -

                                 ARTICLE VIII.
               INDEMNIFICATION, ESCROW AND HOLDERS' REPRESENTATIVE

         SECTION 8.1 Survival. Other than (i) the representations and warranties of the Company and Public Sub in Sections 4.3, 4.12 and 4.24, and of the Parent in Sections 5.5, 5.8 and 5.17, and the obligations under this Article VIII, which shall survive the Merger and continue in full force and effect until the expiration of the respective statute of limitations applicable to the underlying claim and (ii) the representations and warranties of the Company and Public Sub in Section 4.25, which shall survive the Merger and continue in full force and effect until 5:00 p.m., California time, on the date which is the four-year anniversary of the Closing Date, the representations, warranties, covenants, obligations and agreements of the parties contained in this Agreement or in any agreement, instrument or document delivered pursuant to or entered into in connection with this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the date which is the earlier of (a) fifteen (15) months after the Closing Date and (b) October 31, 2003 (the expiration date for each representation, warranty, covenant, obligations or agreement is referred to herein as the "Expiration Date"). Notwithstanding the foregoing, if at any time prior to the Expiration Date, any Parent Indemnitee delivers to the Holders' Representative or any Company Indemnitee delivers to Parent a written notice asserting a claim for recovery under Sections 8.2 or 8.3 hereof, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. The waiver of any condition based on the accuracy of any representation or warranty, or the performance of or compliance with any covenant or obligation, will not affect the right to indemnification set forth in this Article VIII or the right to any other remedy.

         SECTION 8.2 Indemnification by the Company Stockholders. Subject to the limitations set forth herein, from and after the Effective Time, the stockholders of the Company and the holders of CVC Warrants will on a several (not joint) and pro rata basis based on the percentage of Merger Consideration received by such stockholder or holder of a CVC Warrant defend and indemnify Parent (and, after the Closing, the Surviving Corporation) and its Affiliates, directors, officers, stockholders, successors and assigns (collectively, the "Parent Indemnitees") against and hold each of them harmless from any and all losses, liabilities, Taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses (collectively, "Losses") incurred in the investigation, defense or settlement of any claims covered by this indemnity which any such Parent Indemnitee may suffer or incur by reason of or against the inaccuracy or breach of any of the representations, warranties, covenants, obligations or agreements of the Company contained in this Agreement or any document, certificate or agreement delivered pursuant hereto (the "Indemnifiable Damages"). The stockholders of the Company and the holders of the CVC Warrants shall be obligated to indemnify the Parent Indemnitees for Parent Indemnifiable Damages pursuant to this Section 8.2 only if a claim for indemnification is made by the Parent Indemnitees prior to the Expiration Date in the manner set forth in Section 8.6 below. The stockholders of the Company and the holders of CVC Warrants acknowledge that such Parent Indemnifiable Damages would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger Consideration. The Parent Indemnitees shall not be entitled to assert any claim for indemnification pursuant to this Section 8.2 (other than with respect to Section 4.3, 4.24 or 4.25) unless and until the amount of Indemnifiable Damages sustained by any such Parent Indemnitee with respect to any individual matter exceeds $20,000. The stockholders of the Company and holders of CVC Warrants shall not be obligated to indemnify any such Parent Indemnitee with respect to any Indemnifiable Damages (other than Indemnifiable Damages arising out of or

Merger Agmt                          - 59 -
related to the inaccuracy or breach of any of the representations and warranties in Sections 4.3, 4.24 or 4.25) as to which any such Parent Indemnitee is otherwise entitled to assert a claim for indemnification unless and until the aggregate amount of the Indemnifiable Damages attributable to Parent Indemnitees equals $1,500,000 (the "Basket Amount"); provided, however, that thereafter the Indemnifying Party shall indemnify Parent Indemnitees for any amounts in excess of, and not including, the Basket Amount. Other than with respect to Indemnifiable Damages related to the inaccuracy or breach of any of the representations and warranties contained in Sections 4.3, 4.24 or 4.25 (which shall not be subject to any limitation), the aggregate liability of the stockholders of the Company and the holders of CVC Warrants for Indemnifiable Damages under this Section 8.2 shall be limited to Twenty Million Dollars ($20,000,000).

         SECTION 8.3 Indemnification by Parent. Subject to the limitations set forth herein, from and after the Effective Time, Parent will defend and indemnify each of the stockholders of the Company immediately prior to the Effective Time and its Affiliates, directors, officers, stockholders, successors and assigns (collectively, the "Company Indemnitees") against and hold each of them harmless from any and all Losses which any such Company Indemnitees may suffer or incur by reason of (i) the inaccuracy or breach of any of the representations, warranties, covenants, obligations or agreements of Parent contained in this Agreement or any document, certificate or agreement delivered pursuant hereto, (ii) the participation, at the request of Parent, of the Company Indemnitees in any Financing Activities or any filing on behalf of Parent in connection therewith, except, with respect to this subsection (ii), to the extent that any Losses arise out of or are based upon the reliance on the SEC Documents, the Company Financials or other information furnished by the Company, any of its Subsidiaries or any Company Indemnitee expressly for use by Parent in connection with such Financing Activities or filings or the breach by the Company of its obligations under the last sentence of Section 6.4(b) in connection therewith, and (iii) the termination, at the request of Parent under
Section 6.9(c), of each Employee Plan that contains a cash or deferred arrangement subject to Section 401(k) of the Code (the "Company Indemnifiable Damages"). Parent shall be obligated to indemnify the Company Indemnitees for Company Indemnifiable Damages pursuant to this Section 8.3 only if a claim for indemnification is made by the Holders' Representatives on behalf of the Company Indemnitees prior to the Expiration Date in the manner set forth in Section 8.6 below. The Company Indemnitees shall not be entitled to assert any claim for indemnification pursuant to this Section 8.3 (other than with respect to Sections 5.5, 5.8 and 5.17) unless and until the amount of the Indemnifiable Damages sustained by such Company Indemnitee with respect to any individual matter exceeds $20,000. Neither the Parent nor the Surviving Corporation shall be obligated to indemnify any Company Indemnitee with respect to any Indemnifiable Damages (other than Indemnifiable Damages arising out of or related to the inaccuracy or breach of any of the representations or warranties in Sections 5.5, 5.18 and 5.17) as to which any such Company Indemnitee is otherwise entitled to assert a claim for indemnification unless and until the aggregate amount of the Indemnifiable Damages attributable to the Company Indemnitees equals the Basket Amount; provided, however, that thereafter the Indemnifying Party shall indemnify the Company Indemnitees for any amounts in excess of, and not including, the Basket Amount. Other than Indemnifiable Damages arising out of or related to the inaccuracy or breach of any of the representations or warranties in Sections 5.5, 5.18 and 5.17, the aggregate liability of Parent for Company Indemnifiable

Merger Agmt                          - 60 -

Damages under this Section 8.3 shall be limited to Ten Million Dollars ($10,000,000). No Indemnifiable Damages shall in any event be deemed to have occurred to the extent that the per share value of Parent Stock did not decline below the Parent Stock Price as a result of such inaccuracy or breach, except and only to the extent that the Indemnifiable Damages are Losses incurred in connection with third-party claims against a Company Indemnitee.

         SECTION 8.4 Calculation of Indemnifiable Damages. In calculating the amount of Indemnifiable Damages suffered or incurred by a party for which indemnification is sought hereunder there shall be deducted the amount of (i) any insurance or any recovery from a third party, paid or payable to such party or otherwise inuring to the benefit of such party as a result of any such loss, and (ii) any reduction in income taxes attributable to such Indemnifiable Damages which directly or indirectly inures to the benefit of that party for any tax year as a result of any such Indemnifiable Damages.

         SECTION 8.5 Sole Remedy. The foregoing indemnification provisions shall be the sole and exclusive remedy from and after the Effective Time for all claims for breach of any representation, warranty, covenant, obligation or agreement contained herein or in any of the Schedules or Exhibits attached hereto other than a suit for specific performance and other than claims of willful misconduct.

         SECTION 8.6 Indemnification Procedures. Any Person making a claim pursuant to Sections 8.2 or 8.3 above (an "Indemnified Party") shall make claims for indemnification hereunder by giving written notice to the party from whom the indemnification is sought (an "Indemnifying Party") and the Holders' Representatives for such Indemnifying Party, if applicable, within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Indemnified Party shall also give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Indemnifying Party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The Indemnifying Party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. The Indemnified Party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnified Party may engage separate counsel at the expense of the Indemnifying Party. If no such notice of intent to dispute and defend a third party claim or liability is given by the Indemnifying Party, or if such good faith and diligent

Merger Agmt                          - 61 -
defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability (with counsel selected by the Indemnified Party), and, with the consent of the Indemnifying Party, not to be unreasonably withheld, to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party.

         SECTION 8.7 Holders' Representatives.

         (a) The adoption and approval of this Agreement by the Company's stockholders shall constitute the approval and appointment of Joseph M. Silvestri (the "CVC Representative") and R Steve Creamer (the "Management Representative") (each a "Holders' Representative" and, collectively, the "Holders' Representatives") to act for and on behalf of all stockholders of the Company and all others receiving Merger Consideration hereunder with respect to
Section 3.3 and Article VIII of this Agreement and with respect to the Escrow Agreement, as the attorney-in-fact and agent of all such persons, to, among other things, give and receive notices and communications, to settle and determine all claims for Indemnifiable Damages and determination of the adjustment amounts under Section 3.3, to agree to, negotiate and enter into settlements and compromises of, and comply with orders and decrees with respect to such claims or adjustments, and to take all actions necessary or appropriate in the judgment of such representative, for the accomplishment of the foregoing (collectively, the "Permitted Acts"). A decision, act, consent or instruction of the Holders' Representatives shall constitute a decision of all the stockholders of the Company and other recipients of Merger Consideration and shall be final, binding and conclusive upon each of the stockholders of the Company and other recipients of Merger Consideration. For purposes of this Agreement and the Escrow Agreement, any decision, act, consent or instruction of the Holders' Representatives shall be based upon the affirmative consent or vote of all of the persons then constituting the Holders' Representatives; provided that, notwithstanding anything to the contrary contained herein, if the Persons then constituting the Holders' Representatives disagree on any decision, act, consent or instruction, then the CVC Representative or the Management Representative may, to the extent applicable, independently take any Permitted Act on behalf of the stockholders and other recipients of Merger Consideration set forth on part I of Schedule 8.7 (the "CVC Group"), with respect to the CVC Representative, and on behalf of the stockholders and other recipients of Merger Consideration set forth on part II of Schedule 8.7 (the "Management Group"), with respect to the Management Representative, with respect to the portion of any claim of Indemnifiable Damages or the portion of the Escrow Amount attributable to the CVC Group or the Management Group, as applicable, based upon the relative percentage of Merger Consideration received by the CVC Group and the Management Group, as applicable. Without limiting the generality of the foregoing, the Holders' Representatives shall have full power and authority, on behalf of the Company stockholders and other recipients of Merger Consideration that they represent, and their successors, to interpret all the terms and provisions of this Agreement and the Escrow Agreement, and to dispute or fail to dispute any claim of Indemnifiable Damages made by a Parent Indemnitee, to negotiate and compromise any dispute which may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, and to authorize delivery of any Escrow Amounts.

Merger Agmt                          - 62 -

         (b) Each Holders' Representative, or any successor hereafter appointed, may resign and shall be discharged of his or her duties hereunder upon the appointment of a successor Holders' Representative as hereinafter provided. In case of such resignation, or in the event of the death or inability to act of a Holders' Representative, a successor shall be named by a the holders of a majority of Parent Stock held by the group which such Holders' Representative represents pursuant to Section 8.7 hereof. Each such successor Holders' Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Holders' Representative, and the term "Holders' Representative" as used herein shall be deemed to include such successor Holders' Representative.

         (c) In performing any of its duties under this Agreement or under the Escrow Agreement, or upon the claimed failure to perform its duties hereunder or thereunder, the Holders' Representatives shall not be liable to the Company stockholders or anyone else for any Indemnifiable Damages, losses or expenses which they may incur as a result of any act, or failure to act under this Agreement; provided, however, that the Holders' Representatives shall be liable for Indemnifiable Damages arising out of actions or omissions that both (i) were taken or omitted not in good faith and (ii) constituted willful default or gross negligence under this Agreement. Accordingly, the Holders' Representatives shall not incur any such Liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of his or her counsel given with respect to any questions relating to the duties and responsibilities of the Holders' Representatives hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement or the Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Holders' Representatives shall in good faith believe to be genuine, to have been signed or presented by the purported proper person or persons and to conform with the provisions of this Agreement. The limitation of liability provisions of this Section shall survive the termination of this Agreement, the Escrow Agreement and the resignation of the Holders' Representatives. The CVC Group shall on a several (not joint) and pro rata basis based on the percentage of Merger Consideration received by such member of the CVC Group indemnify the CVC Holders' Representative and hold the CVC Holders' Representative harmless against any loss, liability or expense (including any expenses of legal counsel retained by the CVC Holders' Representative) incurred without willful default, gross negligence or bad faith on the part of the CVC Holders' Representatives and arising out of or in connection with the acceptance or administration of his or her duties hereunder. The Management Group shall on a several (not joint) and pro rata basis based on the percentage of Merger Consideration received by such member of the Management Group indemnify the Management Holders' Representative and hold the Management Holders' Representative harmless against any loss, liability or expense (including any expenses of legal counsel retained by the Management Holders' Representative) incurred without willful default, gross negligence or bad faith on the part of the Management Holders' Representatives and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

                                  ARTICLE IX.
                            TERMINATION AND AMENDMENT

         SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time as follows:

Merger Agmt                          - 63 -

         (a) by mutual written consent of Parent, Sub, the Company and Public
Sub;

         (b) by either Parent or the Company:

                  (i) if the Merger shall not have been consummated by October 31, 2002; provided that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by such date;

                  (ii) if any court or Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party who has not used its reasonable best efforts to cause such order, decree or ruling to be lifted; or

                  (iii) on or after the date that is thirty (30) days following
         (X) the expiration or termination (other than by Parent) of the Commitments or (Y) the date on which the Company and the Holders' Representatives receive or are deemed to have received a Financing Notification indicating that Parent is unwilling to complete a Commitment Financing due to the fact that such financing has become a Termination Financing, in each case unless an alternate Commitment Financing has been put in place prior to the end of such thirty (30) days in accordance with the terms of Section 6.15 hereof.

         (c) by Parent if (i) the representations and warranties of the Company and Public Sub contained in this Agreement shall not be true in any respect (without giving effect to any limitation as to "materiality," "material adverse effect," or similar qualifying language set forth therein), except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not reasonably be expected to have a Material Adverse Effect on the Company or (ii) the Company or Public Sub shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company or Public Sub to be performed or complied with by them under this Agreement, in each case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied, and, in the case of (i) such untruth or incorrectness cannot be or has not been cured within 20 days after the giving of written notice to the Company and the Public Sub, and, in the case of (ii) such failure cannot be or has not been cured within 10 days after the giving of written notice to the Company and the Public Sub;

         (d) by Parent if there has been a change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

         (e) by the Company if (i) the representations and warranties of Parent or the Sub contained in this Agreement shall not be true in any respect (without giving effect to any limitation as to "materiality," "material adverse effect,"

Merger Agmt                          - 64 -
or similar qualifying language set forth therein), except to the extent that any breach (either individually or in the aggregate with all other such breaches) would not reasonably be expected to have a Material Adverse Effect on Parent; or
(ii) Parent or the Sub shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Parent or the Sub to be performed or complied with by them under this Agreement, in each case such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied, and, in the case of (i) such untruth or incorrectness cannot be or has not been cured within 20 days after the giving of written notice to Parent or the Sub, and, in the case of (ii) such failure cannot be or has not been cured within 10 days after the giving of written notice to Parent or the Sub;

         (f) by the Company if there has been a change, event or condition of any character (whether or not covered by insurance) which, in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent; or

         (g) by the Company if the certified financial statements delivered pursuant to Section 5.6(c) deviate from the Preliminary PWC Audited Financials in a manner that is adverse to Parent and its Subsidiaries taken as a whole (provided, however, that the Company may not exercise its right of termination pursuant to this Section 9.1(g) unless it provides notice of termination to Parent within five (5) days after the delivery to the Company by Parent of such financial statements).

         SECTION 9.2 Effect of Termination. In the event of a termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Sub, the Company or the Public Sub or their respective officers or directors, except as provided in
Section 10.1; provided, however, that nothing herein shall relieve any party for liability for any willful breach by a party hereto of its representations, warranties, covenants, obligations or agreements.

         SECTION 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after obtaining the approval of the Company's stockholders, but after such stockholder approval no amendment shall be made which by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, obligations, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Merger Agmt                          - 65 -

                                   ARTICLE X.
                               GENERAL PROVISIONS

         SECTION 10.1 Survival of Covenants and Agreements. This Article X and the covenants, obligations and the agreements of the Company, the Public Sub, Parent and the Sub contained in Article III, Sections 6.6 (Indemnification of Company Directors and Officers), 6.9 (Employee Benefits), 6.10 (Fees and Expenses), and Article VIII shall survive the consummation of the Merger. This
Article X and the agreements of the Company, Parent and the Sub contained in
Section 6.7(b), Section 6.10 (Fees and Expenses) and Section 9.2 (Effect of Termination) shall survive the termination of this Agreement. Subject to Section 6.4(d), the representations and warranties of each party contained in this Agreement and any agreement entered into in connection herewith shall remain operative and in full force and effect regardless of any investigation made (or Knowledge acquired) by or on behalf of any other party hereto, any Person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

         SECTION 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Parent or the Sub, to:

                           Headwaters Incorporated
                           11778 S. Election Road, Suite 2100
                           Draper, Utah 84020
                           Attention:  General Counsel
                           Telecopy: (801)984-9410

             with a copy, unless pursuant to Section 6.1, (no such copy shall constitute notice) to:

                           Pillsbury Winthrop LLP
                           50 Fremont Street
                           Post Office Box 7880
                           San Francisco, CA  94120-7880
                           Attn:  Nathaniel M. Cartmell III, Esq.
                                  Linda C. Williams, Esq.
                           Fax:   (415) 983-1200

         (b) if to the Company or Public Sub, to:

                           ISG Resources, Inc.
                           136 East South Temple, Suite 1300
                           Salt Lake City, Utah 84111
                           Attn:  Brett A. Hickman, Esq.
                           Fax:  (801) 236-9791

Merger Agmt                          - 66 -
             with a copy, unless pursuant to Section 6.1, (no such copy shall constitute notice) to:

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, New York 10022
                           Attn: Eunu Chun, Esq.
                           Fax No. (212) 446-4900

                           and

                           Parsons Behle & Latimer
                           One Utah Center
                           201 South Main Street, Suite 1800
                           P.O. Box 45898
                           Salt Lake City, Utah 84145-0898
                           Attn: J. Gordon Hansen
                                    Scott Carpenter
                           Fax No: (801) 536-6111

         SECTION 10.3 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         SECTION 10.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall only become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Confidentiality Letter, this Agreement (including the Disclosure Schedules, the Annexes and Exhibits thereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that it is expressly agreed that the Transactions do not violate any provision of the Confidentiality Letter. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that it is intended that the Charter Indemnified Parties and the Company Indemnities are third-party beneficiaries with respect to the provisions of Section 6.6 and
Article VIII hereof, respectively.

         SECTION 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided that any questions regarding interpretation of provisions of the DGCL, including with respect to Articles II and III hereof, shall be governed by the laws of the State of Delaware.

Merger Agmt                          - 67 -

         SECTION 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

         SECTION 10.9 Enforcement of This Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Nothing in this Agreement shall impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

         SECTION 10.10 Obligations of Subsidiaries. Whenever this Agreement requires any Subsidiary of Parent (including the Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

         SECTION 10.11 Waiver of Right to Jury Trial. THE COMPANY, THE PUBLIC SUB, THE PARENT AND THE SUB HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, ANY OTHER AGREEMENT CONTEMPLATED HEREBY OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

Merger Agmt                          - 68 -

         IN WITNESS WHEREOF, Parent, the Sub, the Company and the Public Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                                 HEADWATERS INCORPORATED


                                                 By  /s/ Kirk A. Benson
                                                    ----------------------------
                                                 Name:  Kirk A. Benson
                                                 Title: CEO

                                                 HEADWATERS OLYSUB INCORPORATED


                                                 By  /s/ Kirk A. Benson
                                                    ----------------------------
                                                 Name:  Kirk A. Benson
                                                 Title:  President

                                                 INDUSTRIAL SERVICES GROUP, INC.


                                                 By  /s/ R. Steve Creamer
                                                    ----------------------------
                                                 Name:  R. Steve Creamer
                                                 Title: CEO

                                                 ISG RESOURCES, INC.


                                                 By  /s/ R. Steve Creamer
                                                    ----------------------------
                                                 Name:  R. Steve Creamer
                                                 Title: CEO

Merger Agmt                          - 69 -

                                     ANNEX A

         Knowledge of the Company
         R. Steve Creamer
         Raul A. Deju
         Jean I. ("Chip") Everest
         Brett A. Hickman
         Michael Adams
         William H. Gehrmann, III
         Clinton Kurtz

                                     ANNEX B


         Knowledge of Parent
         Kirk A. Benson
         Steven Stewart
         Harlan H. Hatfield
         Brent Cook
         Ken Frailey

                      SCHEDULE 4.14(b) - LIST OF EMPLOYEES



         R. Steve Creamer
         Raul A. Deju
         Jean I. ("Chip") Everest

                                                                  SCHEDULE - 8.7

         I. CVC Group Stockholders
         -------------------------
         Citicorp Venture Capital, Ltd.
         CCT Partners IV, L.P.
         Natasha Partnership
         Richard M. Cashin, Jr.
         David F. Thomas
         Joseph M. Silvestri

         II. Management Group Stockholders
         ---------------------------------
         R Steve Creamer
         Raul A. Deju
         Brett A. Hickman
         Creamer Investments, Inc.
         J.I. Everest, II

                                     Annex C

                                 Net Asset Value
     Company and Subsidiaries Unaudited Condensed Consolidated Balance Sheet

                                                                 May 31, 2002
                                                                 ------------
Assets
Current Assets:
     Cash and Cash equivalents                                      7,400,647
     Accounts receivable, net                                      31,513,013
     Retainage receivable                                             210,557
     Inventory                                                      9,500,522
     Deferred tax asset                                               639,056
     Other receivables                                                841,110
     Other current assets                                           1,453,344
                                                                 ------------
Total current assets                                               51,558,249

Property, plant and equipment, net                                 40,098,967

Intangible assets, net                                            154,886,907

Debt issuance costs, net                                            3,467,238

Other assets                                                          123,596
                                                                 ------------
Total assets                                                      250,134,957
                                                                 ============

Liabilities and shareholders' equity
Current liabilities:
     Accounts payable                                              14,693,086
     Accrued liabilities:
        Payroll                                                     1,255,263
        Interest                                                    2,278,350
        Other                                                       1,658,715
     Income tax payable                                              (272,464)
     Other current liabilities                                      1,812,238
                                                                 ------------
Total current liabilities                                          21,425,188
Long term debt                                                    163,573,900
CMP note                                                           15,180,705
Debt discount                                                      (1,518,419)

Deferred tax liabilities                                           34,584,527

Other liabilities                                                     296,265
                                                                 ------------
        Total liabilities                                         233,542,166
                                                                 ============

Series A redeemable preferred stock, 50,050 shares
     authorized, issued and outstanding                             8,132,575

Series B redeemable preferred stock, 50,000 shares
     authorized, issued and outstanding                             8,123,214

Shareholders' equity:
     Common stock, $.01 par value; 500,000 shares
        authorized, 495,000 issued and outstanding                      4,950
     Additional paid in capital in excess of par value
        of common stock                                             4,304,320
     Cumulative foreign currency translation                          (86,109)
     Retained deficit                                              (3,886,160)
Total shareholders' equity                                            337,001
                                                                 ------------
Total liabilities and shareholders' equity                       $250,134,957
                                                                 ============

         Net Asset Value shall be determined, using the corresponding line items to the Company and Subsidiaries May 31, 2001 Unaudited Condensed Balance Sheet set forth above, as follows: (i) Total assets less (ii) Total liabilities plus
(iii) CMP note balance and accrued interest thereon, in each case determined in accordance with GAAP in a manner consistent with the preparation of the May 31, 2002 balance sheet included in the Company Financials. Cash received in connection with the issuance of Flexcrete Building Systems, L.C. units will be deducted from the Closing calculation of Net Asset Value as of the Closing Date.

         As of May 31, 2002, Net Asset Value would be calculated as follows:

         Total assets                                   $ 250,134,957
         Less:    Total liabilities                      (233,542,166)
                                                        -------------

         Subtotal:                                      $  16,592,791
                                                        -------------

         Plus:    CMP interest                                408,192
                  CMP note                                 15,180,705
                                                        -------------

         Net Asset Value:                               $  32,181,688
                                                        =============

                                    Annex D
                               Net Working Capital


         Net Working Capital shall be determined, using the corresponding line items to the Company and Subsidiaries May 31, 2001 Unaudited Condensed Balance Sheet set forth above in Annex C, as follows: (i) Total current assets less (ii) Total current liabilities plus (iii) accrued interest on the CMP note, in each case determined in accordance with GAAP in a manner consistent with the preparation of the May 31, 2002 balance sheet included in the Company Financials. Cash received in connection with the issuance of Flexcrete Building Systems, L.C. units will be deducted from the Closing calculation of Net Working Capital as of the Closing Date.

As of May 31, 2002, Net Working Capital would be calculated as follows:

         Total current assets                                $ 51,558,249
         Less:    Total current liabilities                   (21,425,188)
                                                             ------------
         Subtotal:                                           $ 30,133,061
                                                             ------------
         Plus:    CMP interest                                    408,192
                                                             ------------
         Net Working Capital:                                $ 30,541,253
                                                             ============